As filed with the Securities and Exchange Commission on January 31, 2005

Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

REDWOOD TRUST, INC.

(Exact name of registrant as specified in charter)

Maryland (State or other jurisdiction of Incorporation or organization)	68-0329422 (I.R.S. employer identification number)

One Belvedere Place, Suite 300
Mill Valley, CA 94941
(415) 389-7373
(Address, including zip code, and telephone number, including area code, of principal executive offices)

George E. Bull, III
Chairman of the Board and Chief Executive Officer
REDWOOD TRUST, INC.
One Belvedere Place, Suite 300
Mill Valley, CA 94941
(415) 389-7373
(Name, address, including zip code, and telephone number, including area code, of agent for service)

copies to:

Douglas B. Hansen President REDWOOD TRUST, INC. One Belvedere Place, Suite 300 Mill Valley, CA 94941 (415) 389-7373	James J. Hanks, Jr., Esq. Melissa Allison Warren, Esq. VENABLE LLP Two Hopkins Plaza, Suite 1800 Baltimore, MD 21201 (410) 244-7400

Approximate date of commencement of proposed sale to the public:
At any time and from time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class		Proposed Maximum	Proposed Maximum	Amount of
of Securities	Amount	Aggregate Price	Aggregate Offering	Registration
To be Registered	to be Registered[1]	Per Share[2]	Price[3]	Fee

Common Stock, $.01 par value per share	5,000,000	$56.63	$283,150,000	$33,326.76

[1]	The shares may be sold, from time to time, by the registrant, pursuant to the registrant’s Direct Stock Purchase and Dividend Reinvestment Plan.

[2]	Calculated pursuant to Rule 457(c), based on $56.63 which was the average of the high and low price of the registrant’s common stock as reported by the New York Stock Exchange on January 28, 2005. The proposed maximum offering price per share will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered.

[3]	Does not take into account the discount of 0% to 3% (subject to change) offered to participants in the registrant’s Direct Stock Purchase and Dividend Reinvestment Plan.

Direct Stock Purchase and Dividend Reinvestment Plan

5,000,000 Shares

Redwood Trust, Inc.

Please read this prospectus carefully before investing and
retain it for your future reference.

     We are offering existing holders of our common stock and new investors the opportunity to participate in our Direct Stock Purchase and Dividend Reinvestment Plan. The Plan is designed to be an economical and convenient method for existing stockholders to increase their holdings of our common stock and for new investors to make an initial investment in our common stock. Our stock is listed on the New York Stock Exchange, or NYSE.

     If you are currently enrolled in our Plan, you will automatically be enrolled in this amended Plan. If you are not currently enrolled in our Plan but you are an existing holder of our common stock, you may elect to have all or a portion of your cash dividends automatically invested in additional shares of common stock at a discount of 2% from the market price, without payment of any brokerage or service charge.

     If you are either an existing holder of our common stock, or a new investor, you may also purchase shares of common stock with optional cash payments of $100 to $10,000 per month at a discount that may range from 0% to 3%, as determined by us each month, and without payment of any brokerage commission or service charge. Upon our approval of a request for waiver, you may also invest optional cash payments in excess of the $10,000 monthly limit.

     You should consider carefully the risk factors beginning on page 8 of this prospectus before enrolling in the Plan. The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities issued under the Plan or have determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     Our principal executive offices are located at One Belvedere Place, Suite 300, Mill Valley, California 94941, telephone (415) 389-7373.

The date of this Prospectus is January 31, 2005.

SUMMARY

     The following summary description of our Direct Stock Purchase and Dividend Reinvestment Plan is qualified by reference to the full text of the Plan which appears in this prospectus. Capitalized terms have the meanings given to them in the Plan.

Our Company	Redwood Trust is a financial institution located in Mill Valley, California. We invest in, credit-enhance, and securitize residential and commercial real estate loans and securities. Our primary focus is investing in real estate loans by acquiring and owning securities backed by high-quality real estate loans, particularly jumbo residential loans, that have features such as low loan-to-value ratios, borrowers with strong credit histories, and other indications of quality relative to the range of loans within U.S. real estate markets as a whole. We are taxed under the Internal Revenue Code of 1986, as amended, or the Code, as a real estate investment trust, or REIT. As such, we are not required to pay corporate income taxes on the REIT taxable income that we distribute to stockholders as dividends. We pay corporate income taxes on REIT taxable income that we retain (i.e., that portion of our REIT taxable income that we do not distribute as dividends), which is limited to 10% of annual REIT taxable income, and we also pay corporate income taxes on income we earn in our taxable (i.e., non-REIT) subsidiaries. Our GAAP consolidated balance sheet reflects our five types of earning assets:
residential real estate loans; home equity lines of credit; residential real estate loan credit-enhancement securities; commercial real estate loans; and a securities portfolio consisting of diverse residential and commercial real estate securities, primarily investment-grade and BB-rated. Each of these portfolios is a component of our single business of investing in real estate loans and securities. Our current intention is to focus on investing in and managing assets in these five portfolios. We manage our real estate loan investments as a single business, with common staff and management, common financing relationships, and flexible capital allocations.

Purpose of the Plan	The purpose of the Plan is to provide our existing stockholders and interested new investors with a convenient and less costly method of purchasing shares of our common stock and investing all or a percentage of their cash dividends in additional shares of our common stock. The Plan can also provide us with a means of raising additional capital through the direct sale of our common stock.

Source of Purchase of Shares	Shares of common stock purchased through the Plan will be supplied either directly from us as newly issued shares or via purchases by us of common stock on the open market or through privately negotiated transactions, or by a combination of such purchases, at our option.

Investment Options	You may choose from the following options:

Full Dividend Reinvestment: The Plan Administrator will apply all cash dividends relating to all shares of common stock registered in your name and all cash dividends on all shares held for you under the Plan, together with Optional Cash Payments, toward the purchase of additional shares of our common stock.

Partial Dividend Reinvestment: The Plan Administrator will apply the cash dividends on a percentage of common shares registered in your name specified by you to purchase additional shares of our common stock. The Plan Administrator will pay the dividends relating to the remaining shares of common stock to you in cash.

All Dividends Paid in Cash: You will continue to receive cash dividends on shares of common stock registered in your name in the usual manner. You may make Optional Cash Payments to invest in additional shares of our common stock, subject to monthly minimums and maximums.

You may change your investment options at any time by requesting a new enrollment form from the Plan Administrator and returning it to the Plan Administrator. Dividends paid on all common shares acquired under and held in the Plan will be automatically reinvested in additional shares of our common stock, unless otherwise requested.

Withdrawal	You may withdraw from the Plan with respect to all or a portion of the shares held in your Plan account at any time by notifying the Plan Administrator in writing.

Optional Cash Payments	Each Optional Cash Payment is subject to a minimum per month purchase of $100 and a maximum per month purchase limit of $10,000. Optional Cash Payments in excess of $10,000 require our prior approval.

Threshold Price	When pre-approved Optional Cash Payments in excess of $10,000 are being used to purchase common stock from us, rather than in the open market, we may establish a Threshold Price which is the minimum price at which our common stock must trade on a given day during the Pricing Period to be included in the determination of the Market Price (as described below) for such investments. Your investment will be reduced, and a proportional amount of your Optional Cash Payment will be returned to you, without interest, for each trading day that does not meet the Threshold Price.

Maximum Price	As an investor in a pre-approved optional cash purchase that exceeds $10,000, you may set a Maximum Price for such purchases if the stock is being acquired directly from us (and not through open market purchases). If the Market Price, less the applicable discount, exceeds the Maximum Price specified by you, no purchase shall be made and your Optional Cash Payment will be returned to you.

Cash Discounts	Each month, we may establish a discount between 0% and 3% from the Market Price applicable to Optional Cash Payments. The discount may vary each month but once established will apply uniformly to all purchases made using Optional Cash Payments during that month. With respect to common stock purchased with reinvested dividends, the discount is 2% off the Market Price.

Investment Date	With respect to dividend reinvestment:

The Investment Date will be (i) if shares are acquired directly from us, the dividend payment date authorized by our Board of Directors, or (ii) in the case of open market purchases, the date or dates of actual investment, but no later than 10 business days following the dividend payment date.

With respect to Optional Cash Payments:

The Investment Date is generally on or about the 21st day of each month or, in the case of open market purchases, such day or days between the 21st and the next 10 business days thereafter, as market conditions permit. However, the Company may establish other Investment Dates as provided in the Plan.

Market Price	Whether the shares are acquired directly from us or on the open market, they will be purchased for the Plan at the applicable discount from the Market Price. In no event shall the price paid be less than the

Minimum Price, which is 95% of the sum of the fair market value of our common stock on the date of purchase plus brokerage commissions, if any, paid by us.

The Market Price, in the case of shares purchased directly from us, will be the average of the daily high and low sales prices, computed to four decimal places, of our common stock on the NYSE or other applicable securities exchange, as reported in the Wall Street Journal, during the Pricing Period. A Pricing Period is generally a period of 10 consecutive trading days but can be set to other periods by the Company.

In the case of shares purchased on the open market, the Market Price will be the weighted average of the actual prices paid, computed to four decimal places, for all of the common stock purchased by the Plan Administrator with all Participants’ reinvested dividends and Optional Cash Payments for the related month.

Expenses	With respect to shares of common stock purchased directly from us from reinvested dividends or Optional Cash Payments, we will pay expenses incurred in connection with such purchases. With respect to shares of common stock purchased in the open market, we will also pay brokerage commissions so long as the combined discount and brokerage commissions do not exceed 5% of the value of our common stock on the date of purchase. We will pay all other costs of administering the Plan. However, if you request that the Plan Administrator sell all or any portion of your shares, you must pay a nominal fee per transaction to the Administrator, any related brokerage commissions, and applicable stock transfer taxes.

No Interest Pending Investment	No interest will be paid on cash dividends or Optional Cash Payments pending investment or reinvestment under the terms of the Plan.

Amount Offered	This prospectus is part of a registration statement under which we have registered 5,000,000 shares of common stock authorized to be issued under the Plan. The amounts remaining under our prior plans will not be aggregated into this limit. Because we expect to continue the Plan indefinitely, we expect to authorize for issuance and register under the Securities Act additional shares from time to time as necessary for purposes of the Plan and may otherwise amend the Plan.

CAUTIONARY STATEMENT

     This prospectus and the documents incorporated by reference herein contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, including the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in this prospectus under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are detailed from time to time in reports filed by us with the Securities and Exchange Commission, or SEC, including Forms 10-Q and 10-K.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. In light of these risks, uncertainties, and assumptions, the forward-looking events mentioned, discussed in, or incorporated by reference into this prospectus and any accompanying prospectus supplement might not occur. Accordingly, our actual results may differ from our current expectations, estimates, and projections.

     Important factors that may impact our actual results include changes in interest rates and market values; changes in prepayment rates; general economic conditions, particularly as they affect the price of earning assets and the credit status of borrowers; the level of liquidity in the capital markets as it affects our ability to finance our real estate asset portfolio; and other factors not presently identified.

RISK FACTORS

     You should carefully consider the following factors and other information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement before deciding to purchase shares of our common stock.

     The following is a summary of the risk factors that we currently believe are important and that could cause our results to differ from expectations. This is not an exhaustive list; other factors not listed below could be material to our results.

     We can provide no assurances with respect to projections or forward-looking statements made by us or by others with respect to our future results. Any one of the risk factors listed below, or other factors not so listed, could cause actual results to differ materially from expectations. It is not possible to accurately project future trends with respect to these risk factors, to project which risk factors will be most important in determining our results, or to project what our future results will be.

Risks Related To Our Business

The securities we own expose us to concentrated risks and thus are likely to lead to variable returns.

     Our permanent investment portfolio produces the bulk of our profits. It consists of securities we have acquired from securitizations sponsored by us and by others. We generally fund our acquisitions for our permanent investment portfolio using our equity capital. Since we are not using financial leverage, or debt, to seek to increase our returns from these securities, we only acquire securities that we believe can earn a high enough yield to enable us to provide our stockholders with an attractive equity rate of return. In general, we expect to earn an internal rate of return, or IRR, of cash flows from each of our permanent investment portfolio assets that equal or exceed 14% on a pre-tax and pre-overhead basis. In order to earn this rate of return on an unleveraged basis, we generally acquire the most risky securities from any securitization. Most securitizations of residential and commercial real estate loans concentrate almost all the credit risk of all the securitized assets into one or more credit-enhancement securities, or CES, or CDO equity securities. The collateralized debt obligations, or CDO securities we acquire and own are “equity”, “preference share”, and “non-investment grade” securities. Collectively, we refer to these as “CDO equity securities. To the extent that there is significant prepayment risk or interest rate risk internal to these securitization structures, those risks are generally concentrated in one or more securities. Each of the securities we own employs a high degree of internal structural leverage and concentrates its risks into a few securities that we acquire. No amount of risk management or mitigation can change the variable nature of the cash flows, market values, and financial results generated by concentrated risks in our investments backed by real estate loans and securities, which, in turn, can result in variable returns to us and our stockholders.

Residential real estate loan delinquencies, defaults, and credit losses could reduce our earnings, dividends, cash flows and access to liquidity.

     We assume credit risk with respect to residential real estate loans primarily through the ownership of residential CES and similarly structured securities acquired from securitizations sponsored by others and from Sequoia securitizations sponsored by us. These securities have below investment-grade credit ratings due to their high degree of credit risk with respect to the residential real estate loans within the securitizations that issued these securities. Credit losses from any of the loans in the securitized loan pools reduce the principal value of and economic returns from residential CES.

     Credit losses could also reduce our ability to sponsor new securitizations of residential loans. We generally expect to increase our portfolio of residential CES and our credit exposure to the residential real estate loan pools that underlie these securities.

     In addition to residential CES, Acacia entities we sponsor own investment-grade securities (typically rated AAA through BBB, and in a fourth-loss position or better, or otherwise effectively more senior in the credit structure as compared to a residential CES or equivalent held by us) issued by residential securitization entities that were not sponsored by us. Generally, we do not control or influence the underwriting, servicing, management or loss mitigation efforts with respect to these assets. Many of the investment-grade securities Acacia owns are backed by sub-prime loans that have substantially higher risk characteristics than prime-quality loans. These lower-quality loans can be expected to have higher rates of delinquency and loss, and losses to Acacia (and thus Redwood) could occur. Most of Acacia’s securities are reported as part of our consolidated securities portfolio on our GAAP consolidated balance sheet. Acacia has also acquired investment-grade residential loan securities from the Sequoia securitization trusts we have sponsored. The probability of incurring a credit loss on investment-grade securities is less than the probability of loss from residential CES, as cumulative credit losses within a pool of securitized loans would have to exceed the principal value of the CES (and exhaust any other credit protections) before losses would be allocated to the investment grade securities. If the pools of residential loans underlying these securities were to experience poor credit results, however, these investment-grade securities could have their credit ratings down-graded, could suffer losses in market value, or could experience principal losses. If any of these events occurs, it would likely reduce our returns from the Acacia CDO equity securities we have acquired and may reduce our ability to sponsor Acacia transactions in the future.

     Credit losses on residential real estate loans can occur for many reasons, including: poor origination practices; fraud; faulty appraisals; documentation errors; poor underwriting; legal errors; poor servicing practices; weak economic conditions; decline in the value of homes; special hazards; earthquakes and other natural events; over-leveraging of the borrower; changes in legal protections for lenders; reduction in personal incomes; job loss; and personal events such as divorce or health problems. In addition, if the U.S. economy or the housing market weakens, our credit losses could be increased beyond levels that we have anticipated. The interest rate is adjustable for the bulk of the loans securitized by securitization trusts sponsored by us and for a portion of the loans underlying residential CES we have acquired from securitizations sponsored by others. Accordingly, when short-term interest rates rise, required monthly payments from homeowners will rise under the terms of these adjustable-rate mortgages, and this may increase borrowers’ delinquencies and defaults. If we incur increased credit losses, our taxable income would be reduced, our GAAP earnings might be reduced, and our cash flows, asset market values, access to short-term borrowings (typically used to acquire assets for securitization), and our ability to securitize assets might be harmed. The amount of capital and cash reserves that we hold to help us manage credit and other risks may prove to be insufficient to protect us from earnings volatility, dividend cuts, liquidity issues and solvency issues.

     Although we do not normally do so, from time to time we may pledge residential CES owned by us as collateral for borrowings. A deterioration of credit results in the loans that underlie these securities may harm the terms or availability of these borrowings and, thus, our liquidity.

Changes in prepayment rates of residential real estate loans could reduce our earnings, dividends, cash flows and access to liquidity.

     The economic returns we expect to earn from most of the residential real estate securities we (or Sequoia or Acacia) own are affected by the rate of prepayment of the underlying residential real estate loans. Adverse changes in the rate of prepayment could reduce our earnings and dividends. They could delay cash payments or reduce the total of cash payments we would otherwise eventually receive. Adverse changes in cash flows would likely reduce an affected asset’s market value, which would likely reduce our access to liquidity if we borrowed against that asset and may cause a market value write-down for GAAP purposes, which would reduce our reported earnings. Prepayment rates are not predictable, nor do they change in a predictable manner as a function of interest rate changes. Prepayment rates can change rapidly. The sensitivity of our results and operations to changes in residential loan prepayment rates has increased in recent years, and the present value of the cash flows we expect to earn from our assets can be affected as much by adverse prepayment scenarios as by adverse credit loss scenarios.

     Given our current asset base, we believe a sustained increase in prepayment rates for ARMs could harm our results. In our permanent investment portfolio, we own interest-only securities, or IOS, acquired from many of the Sequoia securitizations of adjustable-rate one- and six-month LIBOR-indexed residential real estate loans that we have sponsored. (These ARMs are consolidated for GAAP purposes and appear on our GAAP consolidated balance sheet as loans. Since all the assets and liabilities of these trusts are consolidated on our GAAP consolidated balance sheet, these IOS are not shown there.) IOS do not have a principal balance and do not receive principal payments. They do receive interest payments, generally calculated based on a “notional” balance of principal. Typically, the notional balance of principal for the IOS declines as the amount of loans in the securitization declines (although not always in a linear fashion). Therefore, faster prepayments lead to a lower amount of cumulative interest payments (and lower — potentially negative — economic returns) for the owner of the IOS. Total cash returned to an IOS owner could be less than the amount paid for the IOS if prepayments accelerate rapidly. There are many factors that affect prepayment rates on ARMs. One important factor is the relationship between short-term interest rates and long-term interest rates. When short-term interest rates are slightly less than, equal to, or greater than long-term interest rates (i.e., the yield curve is flat or inverted), prepayment rates on ARMs often increase as borrowers refinance into fixed rate or hybrid rate (a fixed rate period followed by an adjustable rate period) loans. For this and other reasons, prepayment rates on ARMs backing the securities in our portfolio have increased recently, from the 10% to 15% per year range to the 20% to 25% per year range. In general, for our internal economic analysis, we assume ARM loans will prepay at a rate of 25% per year over the life of a pool of loans. If the ARMs underlying our IOS prepay at a rate faster than 25% per year on a sustained basis, our economic returns will be lower than we have assumed. A sustained acceleration of ARM prepayments would likely increase our returns from the residential CES we own that are backed by adjustable-rate loans. However, this increase of returns would only partially offset the negative effect such an acceleration would have on our residential IOS. Furthermore, the timing of the recognition of these off-setting returns would likely not match, as residential CES are longer-lived securities and the recognition of economic gains from faster ARM prepayments would occur at a subsequent point in time.

     Changes in prepayment rates for fixed-rate and hybrid-rate loans affect our earnings, dividends, cash flows and liquidity, although to a lesser degree than do ARM prepayments (given our current asset base). A slower rate of prepayment for fixed and hybrid loans would reduce the returns we earn from residential CES backed by these types of loans. We acquire residential CES at a discount to par (principal) value. For this reason, our economic returns are enhanced when we receive a return of the principal value of a CES earlier rather than later. Slowing prepayment rates delay our principal payments and, thus, reduce our economic returns. Prepayment rates on fixed and hybrid loans have slowed recently, in part because long-term interest rates have risen. When longer-term interest rates rise, fewer borrowers with fixed and hybrid loans refinance and thus prepayment rates are reduced.

     Changes in residential loan prepayment patterns can affect us in a variety of other ways that can be complex and difficult to predict. In addition, our exposure to prepayment changes over time. We generally do not believe that we can predict prepayment rate changes. As a result, changes in prepayment rates will likely cause volatility in our financial results in ways that are not necessarily obvious or predictable and that may harm our results from operations.

Our loss exposure on residential credit-enhancement securities is large relative to our equity capital base.

     The credit performance of residential loans underlying residential CES directly affects our results for the CES securities we own in our permanent investment portfolio, and indirectly affects our results for CES owned by Acacia securitization entities from which we have acquired CDO equity ABS (consisting of “equity,” “preference share,” “non-investment grade” and similar concentrated credit risk securities) for our permanent investment portfolio. The total amount of residential real estate loans underlying residential CES owned in our permanent investment portfolio was $122 billion at September 30, 2004. This was a large amount of potential credit risk relative to our equity capital base of $902 million at September 30, 2004. Our total potential credit loss from the underlying residential real estate loans is limited to our total investment in residential CES and Acacia CDO equity securities. This total potential loss, however, is large relative to our equity capital base and, if realized, would harm our results from operations.

The timing of credit losses can harm our economic returns.

     The timing of credit losses can be a material factor in our economic returns from residential CES. If losses occur quickly, in the first few years after a securitization is completed, they will have a larger negative impact on our returns. In addition, larger levels of delinquencies and cumulative credit losses within a securitized loan pool can delay our receipt of the principal and interest that is due to us. This would lower our economic returns.

Our efforts to manage credit risk may not be successful in limiting delinquencies and defaults in underlying loans or losses on our investments.

     Despite our efforts to manage credit risk, there are many aspects of credit that we cannot control, and there can be no assurance that our quality control and loss mitigation operations will be successful in limiting future delinquencies, defaults and losses. Our underwriting reviews may not be effective. The securitizations we have invested in may not receive funds that we believe are due from mortgage insurance companies. Loan servicing companies may not cooperate with our loss mitigation efforts, or such efforts may otherwise be ineffective. Various service providers to securitizations, such as trustees, bond insurance providers, and custodians, may not perform in a manner that promotes our interests. The value of the homes collateralizing residential loans may decline. The frequency of default, and the loss severity on loans upon default, may be greater than we anticipated. Interest-only loans, negative amortization loans, adjustable-rate loans, loans with balances over $1 million, reduced documentation loans, sub-prime loans, home equity lines of credit, or HELOCs, second lien loans, and loans that are partially collateralized by non-real estate assets may have special risks. If loans become “real estate owned,” or REO, servicing companies will have to manage these properties and may not be able to sell them. Changes in consumer behavior, bankruptcy laws, and other laws may exacerbate loan losses. In some states and circumstances, the securitizations in which we invest have recourse against the borrower’s other assets and income in the event of loan default; however, in most cases, the value of the underlying property will be the sole source of funds for any recoveries. Expanded loss mitigation efforts in the event that defaults increase could increase our operating costs.

Our business may be significantly harmed by a slowdown in the economy of California.

     As of September 30, 2004, approximately 45% of the residential real estate loans that underlie the residential CES we owned were secured by property in California. An overall decline in the economy or the residential real estate market, or the occurrence of a natural disaster that is not covered by standard homeowners’ insurance policies, such as an earthquake, could decrease the value of residential properties in California. This, in turn, would increase the risk of delinquency, default or foreclosure on real estate loans underlying our residential CES portfolio. This could adversely affect our credit loss experience and other aspects of our business, including our ability to securitize real estate loans. As of September 30, 2004, approximately 72% of our commercial real estate loans and approximately one-quarter of the loans underlying investment-grade residential securities owned by Acacia were also secured by properties located in California.

New assets we acquire may not generate yields as attractive as yields on our current assets, resulting in a decline in our earnings per share over time.

     We receive monthly payments from most of our assets, consisting of principal and interest. In addition, each month some of our residential CES are called (effectively sold). Calls reduce the size of our current portfolio and generate cash for us. We also sell assets from time to time as part of our portfolio management and capital recycling strategies. In order to maintain our portfolio size and our earnings, we need to reinvest a portion of the cash flows we receive from principal, interest, calls and sales into new earning assets.

     We believe the assets we are acquiring today are unlikely to generate economic returns or GAAP yields at the same levels as our current assets have done. Our permanent investment portfolio assets are currently generating attractive yields. We acquired most of these assets in a period of reduced competition and lower asset prices relative to market conditions today. In addition, business conditions have been generally attractive over the last few years, with favorable credit, prepayment and interest rate trends. As a result, our cash flows and the timing of cash flows we have received from our current assets have been more favorable than we initially expected. Under the effective yield method of accounting that we use for GAAP accounting purposes for most of our assets, we generally recognize yields on assets based in part on our initial assumptions. A portion of the cash flows we receive that exceeds our initial assumptions reduces our basis in these assets. As a result of these various factors, our basis for GAAP purposes for many of our current assets is lower than their current market values. Assets with a lower GAAP basis generate higher GAAP yields, yields that are not necessarily available on newly acquired assets. Business conditions, including credit results, prepayment patterns and interest rate trends in the future are unlikely to be as favorable as they have been for the last few years. As a result, the new assets we acquire at current market values are unlikely to generate GAAP yields or economic returns as attractive as our current assets. A reduction in the supply of newly originated real estate loans resulting from higher interest rates and increased competition from banks, hedge funds and others, could further exacerbate this situation.

     If the assets we acquire today earn lower GAAP yields than the assets we currently own, our reported earnings per share will likely decline over time as the older assets pay down, are called or are sold.

Our securitization operations expose us to liquidity, market value, and execution risks.

     In order to continue our securitization operations, we require access to short-term debt. In times of market dislocation, this type of short-term debt might become unavailable from time to time. We use the assets we buy to collateralize the debt. The debt is recourse to us, and if the market value of the collateral declines we need to use our liquidity to increase the amount of collateral pledged to secure the debt or to reduce the debt amount. Our goal is to sell these assets to a securitization trust; however, if our ability to sponsor a securitization is disrupted, we may need to sell these assets (most likely at a loss) into the secondary mortgage or securities markets, or we would need to extend the term of the short-term debt used to fund these assets.

     When we acquire assets for a securitization, we make assumptions about the proceeds that will be generated from the securitization of these assets. Widening ABS spreads, rising ABS yields, incorrect estimation of rating agency securitization requirements, poor hedging results, and other factors could result in a securitization execution that provides a lower amount of proceeds than initially assumed. This could result in a loss to us for tax purposes or reduced on-going earnings for GAAP purposes.

     Our short-term borrowing arrangements used to support our securitization operations subject us to debt covenants. While these covenants have not meaningfully restricted our operations to date, as a practical matter, they could be restrictive or harmful to us and our stockholders’ interests in the future. In the event we violate debt covenants, we may incur expenses, losses or a reduced ability to access debt.

     Our payment of commitment fees and other expenses to secure borrowing lines may not protect us from liquidity issues or losses. Variations in lenders’ ability to access funds, lender confidence in us, lender collateral requirements, available borrowing rates, the acceptability and market values of our collateral, and other factors could force us to utilize our liquidity reserves or to sell assets, and, thus, affect our liquidity, financial soundness and earnings. We may initiate a collateralized commercial paper program to supplement the current short-term debt arrangements we use for our securitization program, and this could expose us to new risks and expenses.

Our earnings and ability to continue to grow may be harmed by a reduction in securitization and volume resulting from increased competition or other industry trends.

     A reduction in securitization volume or profitability, caused by increased competition, reduced asset supply, market fluctuations, ABS spread widening, poor hedging results or other factors, could have a material adverse impact on our taxable income and also on our GAAP income. Competition in the business of sponsoring securitizations of the type we focus on is increasing as Wall Street broker-dealers, mortgage REITs, investment management companies, and other financial institutions expand their activities or enter this field. In general, this has reduced our securitization margins as we have had to pay a higher price for securitizable assets relative to the proceeds available from securitization.

     Market dislocations resulting in failed or disadvantageous securitizations or asset sales could have also a material liquidity effect on us and reduce our profitability. For example, if the securitization market were to experience a long-term disruption due to an adverse court decision or bankruptcy law change relating to the bankruptcy-remote structures of the securitizations, our ability to issue securitizations may be impaired or eliminated for a protracted period or permanently. In such event, our earnings and ability to grow would likely be harmed.

We assume credit risk in our investments in commercial real estate securities and loans that may be greater than the risk in our investments in residential real estate assets.

     The commercial real estate assets in which we have a direct or indirect interest may have higher degrees of credit and other risks than do residential real estate assets, including various environmental and legal risks. The net operating income and market values of commercial real estate properties may vary with economic cycles and as a result of other factors, so that debt service coverage is unstable. The value of the property may not protect the value of the loan if there is a default. Each commercial real estate loan is at risk for local and regional factors. Many commercial real estate loans are not fully amortizing and, therefore, the timely recovery of principal is dependent on the borrower’s ability to refinance at maturity. For some commercial real estate loans in which we have an economic interest, the real estate is in transition. Such lending entails higher risks than traditional commercial property lending against stabilized properties. Initial debt service coverage ratios, loan-to-value ratios, and other indicators of credit quality may not meet standard market criteria for stabilized commercial real estate loans. The underlying properties may not transition or stabilize as expected. The personal guarantees and forms of cross-collateralization that we benefit from on some loans may not be effective. We generally do not service commercial real estate loans; we rely on our servicers to a great extent to manage commercial assets and work-out loans and properties if there are delinquencies or defaults. This may not work to our advantage. As part of the work-out process of a troubled commercial real estate loan, we may assume ownership of the property, and the ultimate value of this asset would depend on our management of, and eventual sale of, the property which secured the loan.

     Our commercial loans are illiquid; if we choose to sell them, we may not be able to do so in a timely manner or for a satisfactory price. Financing these loans may be difficult, and may become more difficult if credit quality deteriorates. We own mezzanine loans that do not have a direct lien on the underlying property.

     We have purchased distressed commercial loans at discount prices where there is a reasonable chance we may not recover full principal value. We have sold senior loan participations on some of our loans, with the result that the asset we retain is junior. Mezzanine loans, distressed assets, and loan participations have concentrated credit, servicing and other risks. We have directly originated some of our commercial loans and participated in the origination of others. This may expose us to certain credit, legal and other risks that may be greater than is usually present with acquired loans. We have sold commercial real estate loans. The representations and warranties we made on these sales are limited, but could cause losses and claims in some circumstances. We have acquired and intend to acquire commercial loans for sale to Acacia that require a specific credit rating to be efficient as a securitized asset, and we may not be able to get the rating on the loan that we need.

     Our first-loss and second-loss commercial CES have concentrated risks with respect to commercial real estate loans. In general, losses on an asset securing a commercial real estate loan included in a securitization will be borne first by the equity holder of the property and, thereafter, by a cash reserve fund or letter of credit, if any, and lastly by the first-loss commercial CES holder. In the event of default and the exhaustion of any equity support, reserve fund, letter of credit, and any classes of securities junior to those in which we invest, we will not be able to recover all of our investment in the securities we purchase. In addition, if the underlying loan portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral is available to satisfy interest and principal payments due on the related asset-backed securities, the first-loss securities may suffer a total loss of principal, and the second-loss (or more highly rated) securities in which we invest (or have an indirect interest) may effectively become the first-loss position behind the more senior securities, which may result in significant losses to us.

     The prices of commercial CES are more sensitive to adverse economic downturns or individual issuer development than more highly rated commercial real estate investments. A projection of an economic downturn, for example, could cause a decline in the price of commercial CES because the ability of obligors of loans underlying commercial asset-backed securities to make principal and interest payments may become impaired.

We have invested in, and intend to increase our investment in, diverse types of assets with credit risks and other risks that could cause losses.

     We have made investments in CDO equity securities issued by CDO securitizations that were not sponsored by us and that own various types of assets, generally real estate related. These CDOs and the Acacia entities have also invested in manufactured housing securities, sub-prime residential securities, and other residential securities backed by lower quality borrowers. They also own a variety of commercial real estate loans and securities, corporate debt issued by REITs that own commercial real estate properties, and other assets that have diverse credit risks. We may invest in CDO equity securities issued by CDOs that own trust preferred issued by banks or other types of non real estate assets. We may invest directly or indirectly in real property. We have invested in diverse types of IOS from residential and commercial securitizations sponsored by us or by others. The higher credit and/or prepayment risks associated with these types of investments may increase our exposure to losses.

Interest rate fluctuations can have various effects on us, and could lead to reduced earnings and/or increased earnings volatility.

     Our balance sheet and asset/liability operations are complex and diverse with respect to interest rate movements. We do not seek to eliminate all interest rate risk. Changes in interest rates, the interrelationships between various interest rates, and interest rate volatility could have negative effects on our earnings, the market value of our assets and liabilities, loan prepayment rates and our access to liquidity. Changes in interest rates can also harm our credit results. We seek to hedge some interest rate risks. Our hedging may not work effectively, or we may change our hedging strategies, or the degree or type of interest rate risk we want to assume.

     We generally fund our permanent investment portfolio with equity, so there is no asset/liability mismatch for these assets. However, the cash flows we receive from these assets does vary as a function of interest rates, as does the GAAP earnings generated by these assets. A portion of our permanent investment portfolio assets have adjustable-rate coupons. All other factors being equal, these assets will generally earn less as short-term interest rates decline. In addition to our permanent investment portfolio assets, we own loans and securities on a temporary basis prior to sale to a securitization trust. We fund these assets with equity and with one-month floating rate debt. To the extent these assets have fixed or hybrid coupons (or are adjustable with an adjustment period longer than one month), an interest rate mismatch exists and we would earn less (and incur market value declines) if interest rates rise. We usually seek to reduce asset/liability mismatches for these temporary assets with a hedging program using interest rate swaps and futures.

     The returns we earn from the residential IOS we have acquired from the securitizations of ARMs we have sponsored can be affected by rapid changes in short-term interest rates. Payments received by these securities typically vary as a function of the net interest income (the interest income payments received by the trust on ARM loans owned by the trust less payments made to the ABS issued by the trust) of the trust that issued the IOS. The interest rate characteristics of the ARM loans in these trusts closely match the interest rate characteristics of the ABS issued, as both the assets and the liabilities generally have interest payments that adjust monthly as a function of the one-month LIBOR rate or semi-annually as a function of the six-month LIBOR rate. However, the amount of six-month ARMs is greater than the amount of six-

month ABS within these trusts. As a result, the payments made to us as the IOS owner could be reduced if short-term interest rates increased rapidly. We seek to stabilize the payments we receive from IOS by utilizing interest rate agreements such as interest rate swaps and futures. We also face a similar risk with respect to loans we own (or have committed to purchase) on a temporary basis prior to securitization, as many of these loans have coupons that adjust each six months whereas the short-term debt we utilize to fund these loans generally has an interest rate that adjusts monthly. We use interest rate agreements to reduce this mismatch as well. However, our hedging program cannot completely stabilize the payments we will receive from IOS or from loans held prior to securitization, and variations in income as a result of changes in short-term interest rates will still occur.

     Fixed and hybrid rate securities comprise approximately 25% to 45% of the securities owned by the various Acacia entities and of the securities temporarily owned by us prior to sale to Acacia. This creates a mismatch in interest rate characteristics, as Acacia generally issues floating rate ABS with a coupon that adjusts each quarter, and we fund our accumulation of securities for Acacia with floating rate short-term debt. We use interest rate swaps and futures to reduce this mismatch (between fixed and hybrid assets and floating rate obligations) and to reduce net market value fluctuations on our balance sheet, and the Acacia entities employ interest rate swaps to stabilize their net interest earnings (which tends to stabilize our earnings as owners of the CDO equity ABS issued by the Acacia entities). However, our hedging program cannot completely stabilize net interest income or market values for these assets and liabilities, and negative volatility in our results, net worth, and liquidity could result from changes in interest rates.

     Interest rate changes have diverse and sometimes unpredictable effects on the prepayment rates of real estate loans. Change in prepayment rates can lower the returns we earn from our assets, diminish or delay our cash flows, reduce the market value of our assets, and decrease our liquidity.

     Higher interest rates generally reduce the market value of our assets (except perhaps our adjustable rate assets). This may affect our earnings results, reduce our ability to re-securitize or sell our assets or reduce our liquidity. Higher interest rates could reduce the ability of borrowers to make interest payments or to refinance. Higher interest rates could reduce property values and increased credit losses could result. Higher interest rates could reduce mortgage originations, thus reducing our opportunities to acquire new assets, and possibly driving asset acquisition prices higher.

     Higher short-term interest rates relative to long-term interest rates could cause an increase in adjustable-rate residential loan pre-payments, which would likely reduce our returns from owning IOS backed by these ARM loans.

Hedging activities may reduce long-term earnings and may fail to reduce earnings volatility or to protect our capital in difficult economic environments. Our failure to hedge may also harm our results.

     We attempt to hedge certain interest rate (and, to a much lesser degree, prepayment risks) by balancing the characteristics of our assets with respect to these risks and by entering into various interest rate agreements. The amount and level of interest rate agreements that we utilize may vary significantly over time. We generally attempt to enter into interest rate hedges that provide an appropriate and efficient method for hedging the desired risk. We may elect GAAP accounting treatment under FAS 133 for a portion of our hedges to obtain accounting treatment that we believe could, in some instances, more appropriately represent the economic impact of our hedging activities. However, there can be no assurance that electing FAS 133 accounting for certain hedges will improve the quality of our reported GAAP earnings or that we will continue to meet the requirements of FAS 133 when elected. In addition, the ongoing requirements of FAS 133 are complex and rigorous. If we fail to meet these requirements, we could not designate our interest rate agreements as hedges under FAS 133 and would be required to commence mark-to-market accounting through our GAAP consolidated statements of income.

     Our quarterly earnings may reflect volatility in earnings that are exaggerated by the resulting accounting treatment for certain hedges and/or by accounting treatments for assets or liabilities that do not match those used for interest rate agreements. Hedging against interest rate movements using interest rate agreements (including interest rate swap instruments and interest rate futures) and other instruments usually has the effect over long periods of time of lowering long-term earnings. To the extent that we hedge, it is usually to protect us from some of the effects of short-term interest rate volatility, to lower short-term earnings volatility, to stabilize liability costs or market values, to stabilize our economic returns from securitization, or to stabilize the future cost of anticipated ABS issuance by a securitization trust. Such hedging may not achieve its desired goals. Using interest rate agreements to hedge may increase short-term earnings volatility, especially if we elect mark-to-market accounting for our hedges. Reductions in market values of interest rate agreements may not be offset by increases in market values of the assets or liabilities being hedged. Conversely, increases in market values of interest rate agreements may not fully offset declines in market values of assets or liabilities being hedged. Changes in market values of interest rate agreements may require us to pledge significant amounts of collateral or cash. Hedging exposes us to counter-party risks.

     We also may hedge by taking short, forward or long positions in U.S. treasuries, mortgage securities or other cash instruments. Such hedges may have special basis, liquidity, and other risks to us.

Our cash balances and cash flows may become limited relative to our cash needs.

     We need cash to meet our interest expense payments, working capital, minimum REIT dividend distribution requirements, and other needs. Cash could be required to pay down our recourse short-term borrowings in the event that the market values of our assets that collateralize our debt decline, the terms of short-term debt become less attractive or for other reasons. Cash flows from principal repayments could be reduced should prepayments slow or credit quality trends deteriorate (in the latter case since, for certain of our assets, credit tests must be met for us to receive cash flows). For some of our assets, cash flows are “locked-out” and we receive less than our pro-rata share of principal payment cash flows in the early years of the investment. Operating cash flows could be reduced if earnings are reduced, if discount amortization income significantly exceeds premium amortization expense, or for other reasons. Our minimum dividend distribution requirements could become large relative to our cash flows if our income as calculated for tax purposes significantly exceeds our cash flows from operations. In the event, however, that our liquidity needs exceed our access to liquidity, we may need to sell assets at an inopportune time, thus reducing our earnings. In an adverse cash flow situation, our REIT status or our solvency could be threatened.

Our reported GAAP financial results differ from the taxable income results that drive our dividend distributions, and our consolidated balance sheet, income statement, and statement of cash flows as reported for GAAP purposes may be difficult to interpret, which may cause trading in our stock to be relatively illiquid.

     We manage our business based on long-term opportunities to earn cash flows. Our dividend distributions are driven by our minimum dividend distribution requirements under the REIT tax laws and our profits as calculated for tax purposes pursuant to Internal Revenue Code of 1986, as amended. Our reported results for GAAP purposes differ materially, however, from both our cash flows and our taxable income.

     We own residential CES acquired from securitizations sponsored by others and also residential CES acquired from securitizations we have sponsored. These securities do not differ materially in their structure or cash flow generation characteristics, yet under GAAP accounting we consolidate all the assets and liabilities of trusts we have sponsored (and thus do not show the residential CES we own as an asset) while we show only the net investment as an asset for CES acquired from others. The same issue arises with residential IOS and other securities investments that we make and with CDO securitizations that we sponsor. As a result of this and other accounting issues, stockholders and analysts must undertake a complex analysis to understand our economic cash flows, actual financial leverage, and dividend distribution requirements. This complexity may cause trading in our stock to be relatively illiquid or may lead observers to misinterpret our results.

     Market values for our assets, liabilities, and hedges can be volatile. A decrease in market value may or may not be the result of a deterioration in future cash flows. For GAAP purposes, we mark-to-market a sub-set of our consolidated assets and liabilities through our GAAP consolidated income statement and a different sub-set through our GAAP consolidated balance sheet (and other comprehensive income). Matching assets, liabilities, and hedges may have differing mark-to-market treatment. Some items are only marked-to-market in certain circumstances. Other items are marked-down in value if market value declines but are not marked-up in value if market value increases. If we sell an asset that has not been marked-to-market through our income statement at a reduced market price relative to its basis, our reported earnings will be reduced. As a result, changes in our GAAP consolidated income statement and balance sheet due to market value adjustments should be interpreted with care.

Our profits as calculated for GAAP purposes depend on accounting conventions and assumptions about the future that may change.

     Accounting rules for the various aspects of our business change from time to time. Changes in GAAP accounting rules – or the accepted interpretation of these rules – can affect our reported income, earnings, and stockholders’ equity. Our revenue recognition and other aspects of our reported results are based on estimates of future events. These estimates can change in a manner that harms our results or demonstrate, in retrospect, that revenue recognition in prior periods was too high or too low.

     We use the effective yield method of GAAP accounting for many of our consolidated assets and ABS issued. We calculate projected cash flows for each of these assets and ABS issued, incorporating assumptions about the amount and timing of credit losses, loan prepayment rates, and other factors. The yield we recognize for GAAP purposes generally equals the discount rate that produces a net present value for projected cash flows that equals our GAAP basis in that asset or ABS issued. We change the yield we recognize on these assets and ABS issued as we change our estimates of future cash flows. The assumptions that underlie our projected cash flows and effective yield analysis have proven from time to time to be overly optimistic. In these cases, we reduce the GAAP yield we recognize for an asset and/or we write down the basis of the asset to its current market value (if the market value is lower than the basis). For a consolidated ABS-issued liability, a change in assumptions could lead to a higher consolidated interest expense. These types of actions reduce our reported GAAP earnings.

We establish credit reserves for GAAP accounting, but these reserves are not backed with cash.

     In determining our REIT taxable income (which drives our minimum dividend distribution requirements as a REIT) from residential CES (whether acquired from securitizations sponsored by us or by others), CDO equity securities, or other credit-sensitive assets, no current tax deduction is available for future credit losses that are anticipated to occur. Credit losses can only be deducted for tax purposes when they are actually realized. As a result, for tax purposes, there is no credit reserve or reduction of yield accruals based on anticipated losses. Since we distribute the bulk of our taxable income as dividends, there is no cash amount held by us to match GAAP credit reserves (for loans included on our GAAP consolidated balance sheet from Sequoia securitization trusts) or implied GAAP credit reserves created under the effective yield method (for residential CES acquired from securitizations sponsored by others or backed by other assets) or other ways in which our GAAP income may be reduced due to credit reasons prior to the actual realization of a credit loss. Due to our lack of reserves for tax, our GAAP reserves are not backed by cash, and an increase in our credit losses in the future will reduce our taxable income (and dividend distribution requirements) but would not necessarily reduce our GAAP income recognition.

We have credit exposure under representations and warranties we make in the contracts of sale of loans to securitization entities.

     With respect to loans that have been securitized by trusts sponsored by us, we have potential credit and liquidity exposure for loans that default and are the subject of fraud, irregularities in their loan files or process, or other issues that potentially could expose us to liability as a result of representations and warranties in the contract of sale of loans from our subsidiary, RWT Holdings, Inc., or Holdings, to the securitization trust. In these cases, Holdings may be obligated to repurchase loans from the securitization trusts at par (principal) value. However, Holdings has obtained representations and warranties from the counter-parties that sold the loans to Holdings that generally parallel the representations and warranties Holdings has provided to the trusts. As a result, we believe that we should, in most circumstances, be able to compel the original seller of the loan to repurchase any loans that Holdings is obligated to repurchase from the securitization trusts. However, if the representations and warranties are not parallel, or if the original seller is not in a financial position to be able to repurchase the loan, Holdings may have to use some of its cash resources to repurchase loans. Additionally, Holdings’ credit losses from such loans would likely be higher than they would have been if Holdings had been able to enforce repurchase provisions with the original seller.

Our results could be harmed by counter-party credit risk.

     We have other credit risks that are generally related to the counter-parties with which we do business. In the event a counter-party to our short-term borrowings becomes insolvent, we may fail to recover the full value of our pledged collateral, thus reducing our earnings and liquidity. In the event a counter-party to our interest rate agreements becomes insolvent or interprets our agreements with them in an unfavorable manner to us, our ability to realize benefits from hedging may be diminished, and any cash or collateral that we pledged to these counter-parties may be unrecoverable. We may be forced to unwind these agreements at a loss. In the event that one of our servicers becomes insolvent or fails to perform, loan delinquencies and credit losses may increase. We may not receive funds to which we are entitled. In various other aspects of our business, we depend on the performance of third parties that we do not control. We attempt to diversify our counter-party exposure and limit our counter-party exposure to strong companies with investment-grade credit ratings, however, we are not always able to do so. Our counter-party risk management strategy may prove ineffective and, accordingly, our earnings could be harmed.

We may be subject to the risks associated with inadequate or untimely services from third-party service providers, which may harm our results of operations.

     The majority of our loans and loans underlying securities are serviced by third-party service providers. These arrangements allow us to increase the volume of the loans we purchase and securitize without incurring the expenses associated with servicing operations. However, as with any external service provider, we are subject to the risks associated with inadequate or untimely services. Many borrowers require notices and reminders to keep their loans current and to prevent delinquencies and foreclosures. A substantial increase in our delinquency rate that results from improper servicing or loan performance in general could harm our ability to securitize our real estate loans in the future.

Risks Related To Our Company Structure

Failure to qualify as a REIT would adversely affect our operations and ability to make distributions.

     We intend to operate so as to qualify as a REIT for federal income tax purposes. Although we have not requested and do not intend to request a ruling from the Internal Revenue Service confirming that we qualify as a REIT, we have received opinions from our special tax counsel, Chapman and Cutler LLP, to the effect that Redwood Trust, exclusive of its taxable REIT subsidiaries, has been organized and operated in a manner that qualifies it as a REIT under the Code. Such REIT qualification opinions represent the view of Chapman and Cutler LLP based on its review and analysis of existing law (which includes no controlling precedent on many issues relevant to our operations) and are not binding on the IRS or courts. Furthermore, both the validity of such opinions and our ongoing qualification as a REIT will depend on actual operating results and our ability to comply on an ongoing basis with the various tests for qualifications as a REIT. If we fail to qualify as a REIT, our income would be subject to tax at regular corporate income tax rates and payment of such taxes would likely reduce our funds available to pay dividends to stockholders.

Maintaining REIT status may reduce our flexibility; changes in tax rules could adversely affect REITs.

     To maintain REIT status, we must follow certain rules and meet certain tests. In doing so, our flexibility to manage our operations may be reduced. For instance:

•	If we make frequent asset sales from our REIT entities to persons deemed customers, we could be viewed as a “dealer,” and thus subject to 100% prohibited transaction taxes or other entity level taxes on income from such transactions.

•	Compliance with the REIT income and asset rules may limit the type or extent of hedging that we can undertake.

•	Our ability to own non-real estate related assets and earn non-real estate related income is limited. Our ability to own equity interests in other entities is limited. If we fail to comply with these limits, we may be forced to liquidate attractive assets on short notice on unfavorable terms in order to maintain our REIT status.

•	Our ability to invest in taxable subsidiaries is limited under the REIT rules. Maintaining compliance with this limit could require us to constrain the growth of our taxable REIT affiliates in the future.

•	Meeting minimum REIT dividend distribution requirements could reduce our liquidity. Earning non-cash REIT taxable income could necessitate our selling assets, incurring debt or raising new equity in order to fund dividend distributions.

•	Meeting minimum REIT dividend distribution requirements may require us to raise new equity capital if we wish to grow operations at a rapid pace. Stock ownership tests may limit our ability to raise significant amounts of equity capital from one source.

•	Failure to meet REIT requirements may subject us to taxation, penalties and/or loss of REIT status.

•	The requirements for maintaining REIT status and/or the taxation of REITs could change in a manner adverse to our operations.

•	Historically, our stated goal has been to not generate excess inclusion income that would be taxable as unrelated business taxable income, or UBTI, to our tax-exempt stockholders. Achieving this goal has limited our flexibility in pursuing certain transactions. Despite our efforts to do so, we may not be able to avoid creating or distributing UBTI to our stockholders.

•	We may seek to retain a portion of our earnings from time to time so we can redeploy such earnings in our business. We will be subject to income and excise taxes under the REIT tax rules if we do so.

•	New tax rules regarding dividends have been enacted and future legislative or regulatory changes may limit the tax benefits accorded to REITs, either of which may reduce some of a REIT’s competitive edge relative to non-REIT corporations.

Failure to qualify for the Investment Company Act exclusion could harm us.

     Under the Investment Company Act of 1940, as amended, an investment company is required to register with the Securities and Exchange Commission and is subject to extensive restrictive and potentially adverse regulations relating to, among other things, operating methods, management, capital structure, dividends and transactions with affiliates. However, companies primarily engaged in the business of acquiring mortgages and other liens on and interests in real estate (i.e., qualifying interests) are excluded from the requirements of the Investment Company Act. To qualify for the Investment Company Act exclusion, we, among other things, must maintain at least 55% of our assets in certain qualifying real estate assets (the so-called “55% Requirement”) and are also required to maintain an additional 25% in qualifying assets or other real estate-related assets (the so-called “25% Requirement”).

     If we failed to meet the 55% Requirement and the 25% Requirement, we could, among other things, be required either (i) to change the manner in which we conduct our operations to avoid being required to register as an investment company or (ii) to register as an investment company, either of which could harm us. Further, if we were deemed an unregistered investment company, we could be subject to monetary penalties and injunctive relief. We would be unable to enforce contracts with third parties and third parties could seek to obtain rescission of transactions undertaken during the period we were deemed an unregistered investment company, unless the court found that under the circumstances, enforcement (or denial of rescission) would produce a more equitable result than nonenforcement (or grant of rescission) and would not be inconsistent with the Investment Company Act.

Our strategies, policies, procedures, practices, product lines, risks, hedging programs, and internal risk-adjusted capital guidelines are subject to change.

     In general, we are free to alter our strategies, policies, procedures, practices, product lines, leverage, risks, internal risk-adjusted capital guidelines and other aspects of our business and you, as a stockholder, will not have the ability to have input in those business decisions. We can enter new businesses or pursue acquisitions of other companies. Compared to most financial institutions, we are not heavily regulated and there are few regulatory restrictions on our actions. In most cases, we do not need to seek stockholder approval to make such changes. We will not necessarily notify stockholders of such changes.

Certain provisions of Maryland law and our charter and bylaws could delay, defer or prevent a transaction or a change in control of Redwood that might involve a premium price for holders of our common stock or otherwise be in their best interests.

     The Maryland General Corporation Law, or MGCL, and our charter and bylaws contain provisions that may have the effect of delaying, deferring or preventing a change in control and preventing removal of our directors. These provisions include the following:

     Classified Board of Directors. Under our charter, our board of directors is divided into three classes serving staggered terms of office of three years each. The classification and staggered terms of office of our board of directors will make it more difficult for a third party to gain control of our board. At least two annual meetings of stockholders, instead of one, generally would be required to effect a change in a majority of our board of directors.

     Removal of Directors. Under the MGCL, unless the charter provides otherwise (which our charter does not), a director on a classified board may be removed only for cause by the affirmative vote of at least a majority of all votes entitled to be cast generally in the election of directors.

     Board Vacancies. We have elected to be subject to a provision of the MGCL which provides that a vacancy on our board of directors may be filled only by a majority of the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred.

     Preferred Stock. Under our charter, our board of directors has the power to classify and reclassify our common stock from time to time in one or more classes or series of stock, including preferred stock, and to establish the terms, preferences and rights of any such class or series of stock, without any action by our stockholders.

     Ownership Limit. To preserve our status as a REIT under the Internal Revenue Code, our charter generally prohibits any single stockholder, or any group of affiliated stockholders, from beneficially owning more than 9.8% of the outstanding shares of any class of our stock, unless our board of directors waives or modifies this ownership limit. Pursuant to our charter, our board of directors has, from time to time, waived this limit.

     Maryland Control Share Acquisition Act. We are generally subject to the Maryland Control Share Acquisition Act, or the Control Share Act, which provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” shall have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. “Control shares” are voting shares of stock which, if aggregated with all other shares of stock previously acquired by the acquiror, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of the voting power: (i) one-tenth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of all voting power. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions. If voting rights for control shares acquired in a control share acquisition are not approved at a stockholders’ meeting, then subject to certain conditions and limitations, the issuer may redeem any or all of the control shares for fair value. If voting rights for such control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. Although we are generally subject to the Control Share Act, our bylaws provide, as permitted by the Control Share Act, for the exemption of acquisitions of shares by certain persons from the provisions of the Control Share Act.

Risks Related To This Offering

Investors in our common stock may experience losses, volatility and poor liquidity, and we may reduce our dividends in a variety of circumstances.

     Our earnings, cash flows, book value and dividends can be volatile and difficult to predict. Investors should not rely on predictions or management beliefs. Although we seek to pay a regular common stock dividend rate that is sustainable, we may reduce our regular dividend rate in the future for a variety of reasons. We have paid special dividends in the past, but we may not do so in the future. We may not provide public warnings of such dividend reductions prior to their occurrence. Fluctuations in our current and prospective earnings, cash flows, and dividends, as well as many other factors such as perceptions, economic conditions, stock market conditions, and the like, can affect our stock price. Investors may experience volatile returns and material losses. In addition, liquidity in the trading of our stock may be insufficient to allow investors to sell their stock in a timely manner or at a reasonable price.

     In November 2003, we declared a sizable special dividend, and this announcement, as well as the payment of the dividend, caused some stock price fluctuations. We have indicated that we may need to pay additional special dividends prior to October 2005 in the event that our REIT taxable income results remain strong. Speculation regarding the amount and timing of any special dividend payments may cause fluctuations in our stock price.

     We currently expect that our earnings per share results (as measured before mark-to-market income and expense) may have peaked in the first half of 2004. We believe this measure, as well as other per share measures of our results including reported GAAP earnings per share, are more likely than not to decline over the next several quarters from results posted recently. This may have a negative effect on our stock price.

The actual price paid for shares acquired under the Plan may be higher than the discounted price determined using the Market Price formula.

     Our Plan includes a requirement that all investments be made at a price that is at least equal to 95% of the value of our stock on the Investment Date. If the value of our stock on the Investment Date significantly exceeds the value of our stock determined using the Market Price formula, the price paid under the Plan will be increased to ensure compliance with this requirement. The minimum pricing requirement is included in the Plan in order to ensure compliance with certain tax rules applicable to REITs. Under those rules, in order to maintain the deductibility of our dividends, the value of the discounts granted by us cannot exceed 5% of the value of our shares on the actual date of investment.

     Your taxable income attributable to discounts received under the Plan will be based on the value of our stock on the Investment Date and not on the Market Price of such stock.

REDWOOD TRUST, INC.

     Redwood Trust is a financial institution located in Mill Valley, California. We invest in, credit-enhance, and securitize residential and commercial real estate loans and securities. Our primary focus is investing in real estate loans by acquiring and owning securities backed by high-quality real estate loans, particularly jumbo residential loans, that have features such as low loan-to-value ratios, borrowers with strong credit histories, and other indications of quality relative to the range of loans within U.S. real estate markets as a whole.

     We are taxed under the Internal Revenue Code of 1986, as amended, or the Code, as a real estate investment trust, or REIT. As such, we are not required to pay corporate income taxes on the REIT taxable income that we distribute to stockholders as dividends. We pay corporate income taxes on REIT taxable income that we retain (i.e., that portion of our REIT taxable income that we do not distribute as dividends), which is limited to 10% of annual REIT taxable income, and we also pay corporate income taxes on income we earn in our taxable (i.e., non-REIT) subsidiaries.

     Our GAAP consolidated balance sheet reflects our five types of earning assets: residential real estate loans; home equity lines of credit; residential real estate loan credit-enhancement securities; commercial real estate loans; and a securities portfolio consisting of diverse residential and commercial real estate securities, primarily investment-grade and BB-rated. Each of these portfolios is a component of our single business of investing in real estate loans and securities. Our current intention is to focus on investing in and managing assets in these five portfolios. We manage our real estate loan investments as a single business, with common staff and management, common financing relationships and flexible capital allocations.

     Our “permanent investment portfolio” consists of securities we have acquired and intend to hold in portfolio for the long term to earn interest income. These securities represent securitized ownership interests in pools of real estate loans and securities. We acquire our permanent investment portfolio assets from securitizations sponsored by others and also from securitizations we have sponsored. We generally do not borrow against or leverage this portfolio and we generally fund the acquisition of and hold these securities solely with our equity. The majority of our earnings and cash flows consists of interest income and capital gains generated from our permanent investment portfolio.

     We generally use the remainder of our balance sheet to support our securitization activities. We acquire and accumulate real estate loans and securities for sale (usually within a few weeks or months) to a legally independent and bankruptcy-remote entity that securitizes these loans or re-securitizes these securities. While we are holding assets temporarily prior to securitization, we typically utilize collateralized short-term debt to fund the acquisition of the bulk of these assets. Our holding period for these assets typically ranges from one week to five months, depending on asset type and the frequency of the securitizations we sponsor. We sell these assets to a securitization entity that issues (sells) various securities (asset-backed securities, or ABS) backed by the assets of the entity. The entity pays us for the assets it purchases from us using the funds it raises from the sale of ABS. We then use the asset sale proceeds we receive from the securitization entity to repay the short-term debt we used to finance the acquisition of these assets. Most of the residential real estate loan securitizations we sponsor are a part of our “Sequoia” securitization program and most of the re-securitizations of residential and commercial real estate securities we sponsor are a part of our “Acacia” securitization program.

     We often acquire for our permanent investment portfolio a small portion of the ABS issued by the Sequoia securitization and Acacia re-securitization entities we sponsor. Generally, we acquire the securities that have the most concentrated credit and/or prepayment risk (and/or interest rate risk, if any) with respect to the underlying loans or securities. Our goal for our securitization programs is to create attractive assets, particularly with respect to asset quality, that we can acquire for our permanent investment portfolio. In addition, we seek to make an economic profit with each securitization. A securitization is profitable when the cash received by us from a securitization entity (which equals the market value of the ABS sold by the entity less securitization expenses) exceeds our cost of acquiring the assets that we sold to the entity.

     The bulk of our permanent investment portfolio consists of securities created from pools of high-quality residential real estate loans. These include securities with concentrated credit risk (credit-enhancement securities, or CES) or concentrated loan prepayment risk (interest-only securities, or IOS). We acquire the bulk of our residential loan CES from securitizations sponsored by others, while we acquired the bulk of our IOS from the Sequoia securitizations we have sponsored. In our permanent investment portfolio, we also own ABS issued from re-securitizations of diverse pools of residential and commercial real estate loan securities. These re-securitizations are typically referred to as collateralized debt obligations, or CDOs. The CDO securities we acquire and own are “equity”, “preference share”, and “non-investment grade” securities. Collectively, we refer to these as “CDO equity securities.” The bulk of the CDO equity securities in our permanent investment portfolio were acquired from the Acacia CDO re-securitizations we have sponsored. These CDO equity securities generally have concentrated credit risk (as well as some prepayment, interest rate, and other risks) with respect to the underlying pool of diverse real estate securities. In addition to residential and CDO securities, a small but growing component of our permanent investment portfolio consists of commercial real estate assets such as commercial real estate CES, mezzanine commercial loans, junior commercial loan participations, and commercial real estate CDO equity securities.

     As a result of the form of securitization we have chosen to utilize for most of the securitizations we sponsor, we consolidate and report all of the assets of the securitization entities we have sponsored as assets on our GAAP consolidated balance sheet, and we consolidate and report all of the ABS issued by those entities and held by unrelated third parties as liabilities on our GAAP consolidated balance sheet. The ABS we acquire for our permanent investment portfolio from securitizations we sponsor are not shown as specific assets on our GAAP consolidated balance sheet, but rather are represented by the excess of the securitized pool of assets over liabilities that have been consolidated from the securitization trusts we have sponsored. As a result of this GAAP treatment, in a securitization transaction, no gain on sale is recognized for GAAP purposes even if a securitization is economically profitable. Instead, any economic gain from a securitization is implicitly recognized as a lower net basis of consolidated assets and liabilities. The profits in a securitization are thus recognized over time as part of our GAAP income rather than as a one-time gain-on-sale event.

     Redwood Trust, Inc. was incorporated in the State of Maryland on April 11, 1994, and commenced operations on August 19, 1994. Our executive offices are located at One Belvedere Place, Suite 300, Mill Valley, California 94941.

     At January 26, 2005, we had outstanding 24,350,044 shares of common stock listed on the New York Stock Exchange under the symbol “RWT”.

     We do not currently have any issued and outstanding shares of preferred stock. If we do issue preferred stock in the future, we would expect that dividend reinvestment in shares of our common stock may be available to the holders of the preferred shares.

THE PLAN

     The original Dividend Reinvestment Plan was adopted by our Board of Directors on September 15, 1995 and became effective on October 9, 1995. The Plan was amended by our Board of Directors as of December 13, 1996 to include the Stock Purchase program and further amended as of September 30, 2002.

     The following series of questions and answers explains and constitutes the Plan in its entirety. Shareholders who do not participate in the Plan will receive cash dividends, as declared, and paid in the usual manner.

PURPOSE

1. What is the purpose of the Plan?

     The primary purpose of the Plan is to provide eligible holders of shares of our common stock and interested new investors with a convenient and economical method of increasing their investment in us by investing cash dividends or Optional Cash Payments, or both, in additional shares of common stock without payment of any brokerage commission or service charge and, currently, at a discount ranging from 0% to 3% from the Market Price.

     We may also use the Plan to raise additional capital through the sale each month of a portion of the shares available for issuance under the Plan to owners of shares and interested new investors (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. Our ability to waive limitations applicable to the amounts which participants may invest pursuant to the Plan’s Optional Cash Payment feature will allow for these sales.

     Under the Plan, if you purchase shares directly from us, the net proceeds of the sale of those shares will be used to purchase additional real estate loans and securities and for general corporate purposes.

     The Plan is intended for the benefit of our investors and not for individuals or investors who engage in transactions which may cause aberrations in the price or trading volume of shares of common stock. From time to time, financial intermediaries may engage in positioning transactions to benefit from the discount from the Market Price of the shares of common stock acquired through the reinvestment of dividends or Optional Cash Payments under the Plan. Those transactions may cause fluctuations in the price or trading volume of the shares of our common stock. We reserve the right to monitor activity in all Plan accounts, and to modify, suspend, or terminate participation in the Plan by otherwise eligible holders of shares of common or preferred stock or interested new investors to eliminate practices which are, in our sole discretion, not consistent with the purposes or operation of the Plan, including investment limits per account, or which adversely affect the price of the shares of common stock or which could adversely affect our status as a REIT.

AVAILABLE OPTIONS

2. What options are available under the Plan?

     Stock Purchase Program. Each month, you may elect to invest Optional Cash Payments in shares of common stock, subject to a minimum per month purchase of $100 and a maximum per month purchase limit of $10,000, subject to waiver. You may make Optional Cash Payments each month even if you do not reinvest dividends.

     Dividend Reinvestment Program. Holders of our stock who wish to participate in the Plan, whether Record Owners, Beneficial Owners, and interested new investors who make an initial investment through the Stock Purchase program described above may elect to have all, a portion, or none of their cash dividends paid on their shares of our stock automatically reinvested in additional shares of common stock through the Dividend Reinvestment program. Cash dividends are paid on our common stock, or if and when outstanding on any other class of equity that pays dividends, when and as authorized by our Board of Directors and declared by us, generally on a quarterly basis. Subject to the availability of shares of common stock registered for issuance under the Plan, there is generally no limitation on the amount of dividends you may reinvest under the dividend reinvestment feature of the Plan.

BENEFITS AND DISADVANTAGES

3. What are the benefits and disadvantages of the Plan?

Benefits

     (a) Whether you are an eligible stockholder or a new investor, the Plan provides you with the opportunity to make monthly investments of Optional Cash Payments, subject to minimum and maximum amounts, for the purchase of additional shares of common stock. If you purchase shares of common stock under the Optional Cash Payment program, you will not pay any brokerage commission or service charge, and your purchase price generally will reflect a discount ranging from 0% to 3% from the Market Price.

     (b) The Plan provides you with the opportunity to automatically reinvest cash dividends paid on all or a portion of your common stock in additional shares of common stock without payment of any brokerage commission or service charge and at a 2% discount from the Market Price.

     (c) All cash dividends paid on participants’ Plan shares enrolled in the Dividend Reinvestment program can be fully invested in additional shares of common stock because the Plan permits fractional shares to be credited to Plan accounts. Dividends on such fractional shares, as well as on whole shares, will also be reinvested in additional shares which will be credited to Plan accounts.

     (d) The Plan Administrator, at no charge to you and at your election, either sends certificates to you for optional shares purchased or provides for the safekeeping of stock certificates for shares credited to each Plan account.

     (e) As a participant in the Plan, you may also elect to deposit with the Plan Administrator certificates for your other common stock registered in your name for safekeeping without charge. Because you bear the risk of loss in sending certificates to the Plan Administrator, certificates should be sent by registered mail, return receipt requested, and properly insured to the address specified in Question 4 below. If certificates are later issued either upon your request or upon termination of your participation, new, differently numbered certificates will be issued.

     (f) Periodic statements reflecting all current activity, including purchases, sales and latest balances, will simplify your record keeping.

Disadvantages

     (a) Neither we nor the Plan Administrator will pay interest on dividends or Optional Cash Payments held pending reinvestment or investment. In addition, Optional Cash Payments of less than $100 and that portion of any Optional Cash Payment which exceeds the maximum monthly purchase limit of $10,000 (unless such upper limit has been waived by us) may be subject to return to you without interest. In addition, for pre-approved Optional Cash Payments in excess of $10,000 used to purchase common stock directly from us, if the Threshold Price, if any, is not met or the Maximum Price you specified is exceeded, a portion or all of your Optional Cash Payments in excess of $10,000 will be subject to return to you without interest.

     (b) With respect to Optional Cash Payments, the actual number of shares to be issued to your Plan account will not be determined until after the end of the relevant Pricing Period. Therefore, during the Pricing Period you will not know the actual number of shares, if any, you have purchased.

     (c) With respect to shares acquired from us, the Market Price may exceed the price at which shares of our common stock are trading on the Investment Date when the shares are issued. The fair market value on the Investment Date generally governs the amount of taxable income to shareholders and may affect the price at which your shares are purchased.

     (d) Because Optional Cash Payments must be received by the Plan Administrator by the Optional Cash Payment Due Date, such payments may be exposed to changes in market conditions for a longer period of time than in the case of typical secondary market transactions. In addition, Optional Cash Payments once received by the Plan Administrator will not be returned to you unless you send a written request to the Plan Administrator at least five business days before the commencement of the relevant Pricing Period with respect to that payment.

     (e) There is a nominal fee per transaction, a brokerage commission, and applicable share transfer taxes on resales that you may be required to pay to the Plan Administrator if you request that the Plan Administrator sell some or all or your shares of common stock credited to your Plan account.

     (f) If you chose to reinvest cash dividends, you will be treated for federal income tax purposes as having received a distribution in cash on the distribution payment date. You may have to use other funds (or sell a portion of the common stock received) to fund the resulting tax liability.

     Prospective investors should carefully consider the matters described in the Risk Factors section of the prospectus before making an investment in our common stock.

ADMINISTRATION

4. Who Administers the Plan?

     We have retained Computershare Investor Services LLC, as Plan Administrator to administer the Plan, keep records, send statements of account activity, and perform other duties relating to the Plan. The mailing address, telephone number, website, and email addresses are:

Computershare Investor Services LLC
P.O. Box A3309
Chicago, IL 60690-3309
Telephone (888) 472-1955
http://www.computershare.com
web.queries@computershare.com

     Certificates for Plan Shares purchased pursuant to the Stock Purchase program but not designated for investment in the Dividend Reinvestment program will be sent to you or held by the Plan Administrator, at your discretion, free of charge. Plan Shares designated for the Dividend Reinvestment program will be held by the Plan Administrator and registered in the Plan Administrator’s name (or its nominee) as agent for each Participant in the Plan. As record holder for the Plan shares, the Plan Administrator will receive dividends on all Plan Shares held on the dividend Record Date, will credit such dividends to Participants’ accounts on the basis of whole or fractional Plan Shares held in such accounts, and will automatically reinvest such dividends in additional shares of common stock according to the portion of the Participants’ shares of stock designated to participate in the Dividend Reinvestment program. Any remaining portion of cash dividends not designated for reinvestment will be sent to you. If the Plan Administrator resigns or otherwise ceases to act as plan administrator, we will appoint a new plan administrator to administer the Plan, and advise you of the change.

     The Plan Administrator also acts as dividend disbursing agent, transfer agent, and registrar for our common stock.

PARTICIPATION

     For purposes of this section, responses are generally directed (a) to existing shareholders, according to the method by which their shares are held, or (b) to investors who are not currently shareholders but would like to make an initial purchase of common stock to become a Participant.

5. Who is eligible to participate?

     A Record Owner (which means a stockholder who owns shares of our stock in his or her own name) or a Beneficial Owner (which means a stockholder who beneficially owns shares of our stock that are registered in a name other than his or her own name, for example, in the name of a broker, bank, or other nominee) may participate in the Plan. A Record Owner may participate directly in the Plan. A Beneficial Owner must either become a Record Owner by having one or more shares transferred into his or her own name or coordinating with his or her broker, bank, or other nominee to participate in the Plan on his or her behalf. A broker, bank, or other nominee acting on behalf of a Beneficial Owner must have a separate account for each Beneficial Owner who is a Participant in the Plan and for whom it acts as the broker, bank, or other nominee. In addition, interested investors who are not stockholders may participate in the Plan through the Optional Cash Payment feature.

     We may terminate, by written notice, at any time, any Participant’s participation in the Plan if that participation would or could be in violation of the restrictions contained in our charter or Bylaws. Those restrictions prohibit any person or group of persons from acquiring or holding, directly or indirectly, ownership of shares of our capital stock in excess of 9.8% (by number or value) of the outstanding shares. The meanings given to the terms “group” and “beneficial ownership” may cause a person who individually owns less than 9.8% of the shares outstanding to be deemed to be holding shares in excess of the foregoing limitation. Our charter provides that in the event a person acquires shares of capital stock in excess of the foregoing limitation, the excess shares will be transferred to a trustee for the benefit of a charitable beneficiary designated by our Board of Directors. Under our charter, certain transfers or attempted transfers that would jeopardize our qualification as a real estate investment trust for tax purposes may be void to the fullest extent permitted by law. In addition, we reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible holders of shares or new investors to eliminate practices which are, in our sole discretion, not consistent with the purposes or operation of the Plan, including investment limits per account, or which adversely affect the price of the shares of common stock or which could adversely affect our status as a REIT for tax purposes.

     6. How does an eligible shareholder or interested new investor participate?

     Record Owners may join the Plan by completing and signing an enrollment form and returning it to the Plan Administrator. Enrollment forms may be obtained at any time from the Plan Administrator.

     Beneficial Owners who wish to participate in the Dividend Reinvestment portion of the Plan must instruct their bank, broker, or other nominee to arrange participation in the Plan on the Beneficial Owner’s behalf. The bank, broker, or other nominee should then make arrangements with its securities depository and the securities depository will provide the Plan Administrator with the information necessary to allow the Beneficial Owner to participate in the Plan. Alternatively, a Beneficial Owner may simply request that the number of shares the Beneficial Owner wishes to be enrolled in the Plan be reclassified or reregistered by the bank, broker, or other nominee in the Beneficial Owner’s own name as Record Owner to directly participate in the Plan.

     Beneficial Owners who wish to participate in the Stock Purchase portion of the Plan must enroll through the Plan Administrator. To facilitate participation by Beneficial Owners, we have made arrangements with the Plan Administrator to reinvest dividends, on a per dividend basis, and accept Optional Cash Payments under the Stock Purchase program by record holders such as brokers, banks, and other nominees, on behalf of Beneficial Owners. Interested Beneficial Owners are cautioned to insure that the broker, bank, or other nominee passes along the proceeds of any applicable discount to the beneficiary’s account.

     New investors may join the Plan as Record Owners by making an initial investment in an amount of at least $100 up to $10,000 unless the maximum limit is specifically waived by us. The new investor should mark the box on the enrollment form indicating that he or she is a new investor wishing to become a participant and should designate the amount for initial purchase of common stock. At the same time, the new participant may designate all, a portion, or none of the shares to be purchased to be enrolled in the Dividend Reinvestment program. The enrollment form should be returned to the Plan Administrator, with payment, on or before the applicable dates discussed below.

     Any Participant who returns a properly executed enrollment form to the Plan Administrator without specifying the number of shares to be included in the Dividend Reinvestment program will be enrolled as having selected the Full Dividend Reinvestment Option described below.

     If an enrollment form requesting reinvestment of dividends is received by the Plan Administrator at least two business days before the Record Date established for a particular dividend, reinvestment will commence with that dividend. If an enrollment form is received less than two business days before the Record Date established for a particular dividend, the reinvestment of dividends will begin on the dividend payment date following the next Record Date if such stockholder or the participating bank, broker, or other nominee is still a holder of record. Additionally, for Participants wishing to make Optional Cash Payments to purchase shares under the Stock Purchase program, full payment must be received by the Plan Administrator by the Optional Cash Payment Due Date. In the case of new investors making an initial investment to become Participants, both the enrollment form and full payment of their designated initial investment must be received by the Optional Cash Payment Due Date.

7. What does the enrollment form provide?

     The enrollment form appoints the Plan Administrator as your agent and directs us to pay to the Plan Administrator your cash dividends on all or a specified number of shares of common stock that you own on the applicable Record Date, as well as on all whole and fractional shares of common stock credited to your Plan account. The enrollment form directs the Plan Administrator to purchase for your account on the Investment Date additional shares of common stock with those dividends and Optional Cash Payments, if any, made by you. The enrollment form also directs the Plan Administrator to reinvest automatically all, a portion, or none of the subsequent dividends with respect to shares of common stock credited to your Plan account. Dividends will continue to be reinvested on the number of shares of common stock that you own on the applicable Record Date and on all shares of common stock credited to your Plan account until you withdraw from the Plan, or we terminate the Plan.

     The enrollment form provides for the purchase of initial or additional shares of common stock through the following investment options:

     (1) If you elect “Full Dividend Reinvestment,” the Plan Administrator will apply all cash dividends on all shares of common stock then or subsequently registered in your name, and all cash dividends on all shares of common stock credited to your Plan account, together with any Optional Cash Payments, toward the purchase of additional shares of common stock.

     (2) If you elect “Partial Dividend Reinvestment,” the Plan Administrator will apply all cash dividends on a specified number of shares of common stock that you own on the applicable Record Date registered in your name and specified on the enrollment form and all cash dividends on all shares of common stock credited to your Plan account, together with any Optional Cash Payments, toward the purchase of additional shares of common stock. The Plan Administrator will pay cash dividends on the remaining shares of common stock directly to you.

     (3) If you elect “All Dividends Paid in Cash”, you will continue to receive cash dividends on shares of common stock held for your benefit outside the Plan, if any, in the usual manner. However, the Plan Administrator will apply all cash dividends on all shares of common stock credited to your Plan account, together with any Optional Cash Payments that it receives from you, toward the purchase of additional shares of common stock.

     You may select any one of these three options. In each case, the Plan Administrator will reinvest dividends on all shares of common stock credited to your Plan account, including dividends on shares of common stock purchased with any Optional Cash Payments, until you withdraw from the Plan altogether, or until we terminate the Plan. If you would prefer to receive cash payments of dividends paid on shares of common stock credited to your Plan account rather than reinvest such dividends, you must withdraw those shares from the Plan by written notification to the Plan Administrator.

     You may change your investment options at any time by requesting a new enrollment form and returning it to the Plan Administrator at the address set forth in Question 4.

     Any Participant who returns a properly executed enrollment form to the Plan Administrator without electing an investment option will be enrolled as having selected the Full Dividend Reinvestment Option.

8. How does an eligible shareholder or interested investor new obtain an enrollment form?

     You may obtain an enrollment form from the Plan Administrator or from us directly.

     The mailing address, telephone number, website and email addresses of the Plan Administrator are:

Computershare Investor Services LLC
P.O. Box A3309
Chicago, IL 60690-3309
Telephone: (888) 472-1955
http://www.computershare.com
web.queries@computershare.com

     Our mailing address, telephone number, and website are:

Redwood Trust, Inc.
Attn: Investor Relations
One Belvedere Place, Suite #300
Mill Valley, CA 94941
Telephone: (415) 389-7373
www.redwoodtrust.com

9. Is partial participation possible under the Plan?

     Yes. New investors, Record Owners, or the bank, broker, or other nominee for Beneficial Owners may designate any desired number of their shares for which dividends are to be reinvested. Dividends will thereafter be reinvested only on the number of shares specified, and the Record Owner or Beneficial Owner, as the case may be, will continue to receive cash dividends on the remainder of the shares.

10. When may an eligible shareholder or interested new investor join the Plan?

     A Record Owner or a Beneficial Owner may join the Plan at any time. A new investor may join the Plan by making an initial investment of $100 to $10,000 (or more with our permission) when returning the enrollment form. Once in the Plan, you remain in the Plan until you withdraw, we or the Plan Administrator terminate your participation or we terminate the Plan.

11. When will dividends and Optional Cash Payments be invested?

     When shares are purchased from us, the Plan Administrator will make those purchases on the Investment Date in each month. The Investment Date will generally be the dividend payment date for dividends and, generally, the 21st day of a month for Optional Cash Payments, unless such date is not a business day in which case it is the 1st business day immediately thereafter, or, in the case of open market purchases, typically some day or days between the 21st and the next 10 business days thereafter, as market conditions permit. For Optional Cash Payments, we may designate other Investment Dates for any month, at our sole discretion.

     When the Plan Administrator makes open market purchases, those purchases may be made on any securities exchange where the shares are traded, in the over-the-

counter market; or in negotiated transactions, and may be subject to such terms with respect to price, delivery; and other matters as agreed to by the Plan Administrator. Neither we nor you will have any authorization or power to direct the time or price at which the Plan Administrator purchases shares or the selection of the broker or dealer through or from whom the Plan Administrator makes purchases. However, when the Plan Administrator makes open market purchases with Optional Cash Payments, the Plan Administrator is required to use its reasonable best efforts to purchase the shares at the lowest possible price while meeting the time requirements

     If the Plan Administrator receives the enrollment form at least two days before the Record Date for a dividend payment, the election to reinvest dividends will begin with that dividend payment. If the Plan Administrator receives the enrollment form less than two days before any such Record Date, reinvestment of dividends will begin on the dividend payment date following the next Record Date if you are still a stockholder of record.

     The Plan Administrator will allocate shares and credit shares, computed to three decimal places, to your account as follows: (1) shares purchased from us will be allocated and credited as of the appropriate Investment Date; and (2) shares purchased in open market transactions will be allocated and credited as of the date on which the Plan Administrator completes the purchases of the aggregate number of shares to be purchased on behalf of all participants with dividends to be reinvested or Optional Cash Payments, as the case may be, during the month.

     No interest will be paid on cash dividends pending investment or reinvestment under the terms of the Plan. Since no interest is paid on cash held by the Plan Administrator, it normally will be in your best interest to defer Optional Cash Payments until shortly before commencement of the Pricing Period.

PURCHASES AND PRICES OF SHARES

12. What will be the price to Participants of shares purchased under the Plan?

     With respect to reinvested dividends whether the shares are acquired directly from us or on the open market, they will be purchased for the Plan at a discount of 2% from the Market Price, as defined below.

     Each month, we may establish a discount between 0% and 3% from the Market Price applicable to Optional Cash Payments. The discount may vary each month but once established will apply uniformly to all purchases made using Optional Cash Payments during that month.

     However, in no event shall the price paid be less than the Minimum Price, which is 95% of the fair market value of our common stock on the date of purchase plus brokerage commissions, if any, paid by us.

     The Market Price, in the case of shares purchased directly from us, will be the average of the daily high and low sales prices, computed to four decimal places, of our common stock on the NYSE or other applicable securities exchange, as reported in the Wall Street Journal, during the Pricing Period (generally the 10 days (or as otherwise designated by us at our sole discretion from time to time and disclosed in any waivers so granted) on which the NYSE is open and for which trades in our common stock are reported immediately preceding the relevant Investment Date, or, if no trading occurs in our common stock on one or more of such days, for the 10 days (or other number) immediately preceding the Investment Date for which trades are reported; the exact number of days depends on the determined Pricing Period). In the case of shares purchased on the open market, the Market Price will be the weighted average of the actual prices paid, net of any brokerage commissions, computed to four decimal places, for all of the common stock purchased by the Plan Administrator with all Participants’ reinvested dividends and Optional Cash Payments for the related month.

     Neither we nor you will have any authorization or power to direct the time or price at which the Plan Administrator purchases shares or the selection of the broker or dealer through or from whom the Plan Administrator makes the purchases. However, when open market purchases are made by the Plan Administrator, the Plan Administrator is required to use its best efforts to purchase the shares at the lowest possible price.

13. What are the Record Dates and Investment Dates for Dividend Reinvestment?

     For the reinvestment of dividends, the Record Date is the date set by our Board of Directors for determination of the ownership of the common stock entitled to payment of a dividend on the dividend payment date. Likewise, the dividend payment date authorized by our Board of Directors constitutes the Investment Date applicable to the reinvestment of that dividend with respect to shares of common stock acquired directly from us. The Investment Date with respect to shares of common stock that the Plan Administrator purchases in open market transactions will typically be some day or days between the Investment Date and the next 10 business days thereafter, as market conditions permit. Dividends will be reinvested on the Investment Date using the applicable Market Price.

14. How will the number of shares purchased for you be determined?

     Your Plan account will be credited with the number of shares, including fractions computed to four decimal places, equal to the total amount to be invested on your behalf divided by the purchase price per share, less the applicable discount from the Market Price per share. The total amount to be invested will depend on the amount of any dividends paid on the number of shares of common stock that you own on the applicable Record Date and shares of common stock credited to your Plan account and available for investment on the related Investment Date, or the amount of any Optional Cash Payments made by you and available for investment on the related Investment Date. Subject to the availability of shares of common stock registered for issuance under the Plan, there is no limit to the number of shares available for issuance pursuant to the reinvestment of dividends.

15. What is the source of shares of common stock purchased under the Plan?

     Shares of common stock credited to your Plan account will be purchased either directly from us, in which event such shares will be authorized but unissued shares, or on the open market or privately negotiated transactions, or by a combination of the foregoing, at our option, after a review of current market conditions and our current and projected capital needs. We will determine the source of the shares of common stock to be purchased under the Plan at least three business days before the relevant Investment Date, and will notify the Plan Administrator of the same. Neither we nor the Plan Administrator will be required to provide any written notice to you as to the source of the shares of common stock to be purchased under the Plan, but information regarding the source of the shares of common stock may be obtained by contacting our investor relations department at (415) 389-7373.

16. How does the Optional Cash Payment feature of the Plan work?

     All Record Owners and interested new investors who have timely submitted signed enrollment forms indicating their intention to participate in the Optional Cash Payment feature, and all Beneficial Owners whose brokers, banks, or other nominees have timely submitted signed enrollment forms indicating their intention to participate in the Optional Cash Payment feature (except for Beneficial Owners whose brokers, banks, or other nominees hold the shares of the Beneficial Owners in the name of a major securities depository), are eligible to make Optional Cash Payments during any month, whether or not a dividend is declared. If a broker, bank, or other nominee holds shares of a Beneficial Owner in the name of a major securities depository, Optional Cash Payments must be made through the use of the broker and nominee form. Optional cash payments must be accompanied by an enrollment form or a broker and nominee form, as applicable. The Plan Administrator will apply any Optional Cash Payment received from you no later than one business day before commencement of that month’s Pricing Period to the purchase of additional shares of common stock for your account on the following Investment Date and will enroll all, a portion or none of such shares in the Dividend Reinvestment program as directed on the enrollment form.

     The Optional Cash Discount will be established each month by us and will range between 0% and 3% of the Market Price. You are not obligated to participate in the Optional Cash Payment feature of the Plan. Optional cash payments need not be in the same amount each month.

17. What limitations apply to Optional Cash Payments?

     Each Optional Cash Payment is subject to a minimum per month purchase of $100 and a maximum per month purchase limit of $10,000. For purposes of these limitations, all Plan accounts under your common control or management (which will be determined at our sole discretion) will be aggregated. Generally, Optional Cash Payments of less than $100 and that portion of any Optional Cash Payment which exceeds the maximum monthly purchase limit of $10,000, unless such limit has been waived by us, will be returned to you without interest at the end of the relevant Pricing Period.

     You may make Optional Cash Payments of up to $10,000 each month without our prior approval, subject to our right to modify, suspend, or terminate participation in the Plan by otherwise eligible holders of shares of common stock or interested new investors to eliminate practices which are, in our sole discretion, not consistent with the purposes or operation of the Plan or which adversely affect the price of the shares of common stock or our status as a REIT for tax purposes.

     Optional cash payments in excess of $10,000 may be made by you only upon our acceptance of a completed Request for Waiver form from you and the Plan Administrator’s receipt of that form. There is no pre-established maximum limit applicable to Optional Cash Payments that may be made pursuant to accepted Requests for Waivers. A Request for Waiver form must be received by us and the Plan Administrator and accepted by us and notice of our acceptance must have been received by the Plan Administrator no later than the Optional Cash Payment Due Date for the applicable Investment Date. Request for Waiver forms will be furnished at any time upon request to the Plan Administrator at the address or telephone number specified in Question 4. If you are interested in obtaining further information about a Request for Waiver, you should contact our investor relations department at (415) 389-7373.

     Your written Request for Waiver must include the proposed investment amount(s), Pricing Period(s), calculation of the Market Price(s) and Investment Date(s), prior to the commencement of the requested Pricing Period(s). If Requests for Waiver are submitted for any period for an aggregate amount in excess of the amount we are willing to accept, we may honor such requests in order of receipt, pro rata, or by any other method which we determine to be appropriate.

     Waivers will be considered on the basis of a variety of factors, which may include our current and projected capital needs, the alternatives available to us to meet those needs, prevailing market prices for shares of common stock and our other securities, general economic and market conditions, expected aberrations in the price or trading volume of the shares of common stock, the potential disruption of the price of the shares of common stock by a financial intermediary, the number of shares of common stock that you hold, your past actions under the Plan, the aggregate amount of Optional Cash Payments for which such waivers have been submitted, and the administrative constraints associated with granting such waivers. Grants of waivers will be made in our absolute discretion.

     Unless we waive our right to do so, we may establish for any Pricing Period a minimum Threshold Price applicable only to the investment of Optional Cash Payments that exceed $10,000 and that are made pursuant to Requests for Waivers, to provide us with the ability to set a minimum price at which shares of common stock will be sold under the Plan each month pursuant to such requests. A Threshold Price will only be established when shares of common stock will be purchased directly from us on the applicable Investment Date. We will, at least three business days before each Optional Cash Payment Due Date, determine whether to establish a Threshold Price and, if a Threshold Price is established, its amount and so notify the Plan Administrator. The determination whether to establish a Threshold Price and, if a Threshold Price is established, its amount, will be made by us at our discretion after a review of current market conditions, the level of participation in the Plan, and our current and projected capital needs. Neither we nor the Plan Administrator will be required to provide any written notice to you as to whether a Threshold Price has been established for any Pricing Period, but information regarding the Threshold Price may be obtained by contacting us at (415) 380-2304 or by visiting our website at www.redwoodtrust.com.

     The Threshold Price, if any, for Optional Cash Payments made through Requests for Waivers, if established for a Pricing Period, will be a stated dollar amount that the average of the high and low trading prices of the shares of common stock on the New York Stock Exchange during the Pricing Period must equal or exceed. In the event that the Threshold Price is not satisfied for a trading day in the Pricing Period, then the trading price for such day will be excluded from the computation of the Market Price for such period and the investment made on the corresponding Investment Date will be reduced. For example, for a ten day Pricing Period, for each trading day on which the Threshold Price is not satisfied, 1/10 of each Optional Cash Payment made by you pursuant to a Request for Waiver will be returned to you, without interest, as soon as practicable after the end of the applicable Pricing Period. Thus, for example, if the Threshold Price is not satisfied for three of the ten trading days in a Pricing Period, 3/10 of your Optional Cash Payment made pursuant to a Request for Waiver will be returned to you by check, without interest, as soon as practicable after the end of the applicable Investment Date. The Plan Administrator expects to mail such checks within five to ten business days from the end of the applicable Investment Date. This return procedure will only apply when shares are purchased directly from us for Optional Cash Payments made through Requests for Waivers and we have set a Threshold Price with respect to the relevant Pricing Period.

     Setting a Threshold Price for a Pricing Period will not affect the setting of a Threshold Price for any subsequent Pricing Period. The Threshold Price concept and return procedure discussed above apply only to Optional Cash Payments made through Requests for Waivers.

     For any Pricing Period, we may waive our right to set a Threshold Price for Optional Cash Payments made through Requests for Waivers. You may ascertain whether the Threshold Price applicable to a given Pricing Period has been set or waived, as applicable, by calling our automated information line at (415) 380-2304.

     Likewise, your Optional Cash Payments made pursuant to a Request for Waiver may specify a Maximum Price per share that you are willing to pay — and if the Market Price less the applicable discount exceeds such Maximum Price, and the stock is to be purchased directly from us and not on the open market, your investment will not be made and your full payment will instead be returned to you without interest within five to ten days after the applicable Investment Date.

     Each month, at least three business days before the commencement of the relevant Pricing Period, we will establish the discount from the Market Price applicable to Optional Cash Payments during the corresponding Pricing Period and will notify the Plan Administrator of the same. The discount may be between 0% and 3% of the Market Price and may vary each month, but once established will apply uniformly to all Optional Cash Payments made during that month. The discount will be established in our sole discretion after a review of current market conditions, the level of participation in the Plan, and our current and projected capital needs. The discount applies only to Optional Cash Payments. Neither we nor the Plan Administrator will be required to provide any written notice to you as to the discount, but information regarding the discount applicable to the next Pricing Period may be obtained by calling our automated information line at (415) 380-2304 or by visiting our website at www.redwoodtrust.com. Setting a discount for a Pricing Period will not affect the setting of a discount for any subsequent Pricing Period.

18. What are the Due Dates and Investment Dates for Optional Cash Payments?

     Optional cash payments will be invested on the related Investment Date. The Optional Cash Payment Due Date is one business day before commencement of the related Pricing Period and the Investment Date is generally on or about the 21st day of each month or, in the case of open market purchases, the Investment Date will be such day or days between the 21st and the next 10 business days thereafter, as market conditions permit. We may provide for more than one Optional Cash Payment per month, at our sole discretion.

     Optional cash payments that the Plan Administrator timely receives will be applied to the purchase of shares of common stock on the Investment Dates which relate to the related Pricing Period. No interest will be paid by us or the Plan Administrator on Optional Cash Payments held pending investment. Generally, Optional Cash Payments not timely received will be returned to you without interest at the end of the Pricing Period; you may resubmit those Optional Cash Payments before commencement of the next or a later Pricing Period.

     For a schedule of expected Optional Cash Payment Due Dates and Investment Dates, visit our website at www.redwoodtrust.com.

19. When must the Plan Administrator receive Optional Cash Payments?

     Each month the Plan Administrator will apply any Optional Cash Payment for which good funds are timely received to the purchase of shares of common stock for your account during the next Pricing Period. For funds to be invested during the next Pricing

Period, the Plan Administrator must have received a check, money order, or wire transfer by the end of the business day immediately preceding the first trading day of the ensuing Pricing Period and that check, money order, or wire transfer must have cleared on or before the first Investment Date in such Pricing Period. Wire transfers may be used only if the Plan Administrator approves it verbally in advance. Checks and money orders are accepted subject to timely collection as good funds and verification of compliance with the terms of the Plan. Checks or money orders should be made payable to “Computershare Investor Services LLC — Redwood Trust, Inc. DSPP” and submitted together with, initially, the enrollment form or, subsequently, the form for additional investments attached to your statements. Checks returned for any reason will not be resubmitted for collection.

     You can automatically invest a specified monthly amount (not less than $100 and not more than $10,000 per month) deducted directly from your U.S. bank account by completing the automatic monthly deduction section on the enrollment form and returning it to the Plan Administrator. Funds will be transferred from your account three business days prior to the Optional Cash Payment Due Date each month. You can change or stop automatic monthly investments by completing and returning a new automatic monthly deduction section on the enrollment form or by sending written notification to the Plan Administrator. The Plan Administrator must receive your instructions and authorization ten business days prior to the monthly Optional Cash Payment Due Date.

     No interest will be paid by us or the Plan Administrator on Optional Cash Payments held pending investment. Since no interest is paid on cash held by the Plan Administrator, it normally will be in your best interest to defer Optional Cash Payments until shortly before commencement of the Pricing Period.

     For payments to be invested on the Investment Date, in addition to the receipt of good funds by the Optional Cash Payment Due Dates, the Plan Administrator must be in receipt of an enrollment form or a broker and nominee form, as appropriate, as of the same date.

20. May Optional Cash Payments be returned?

     Yes. Upon telephone or written request to the Plan Administrator received at least five business days before the commencement of the relevant Pricing Period for the Investment Date with respect to which Optional Cash Payments have been delivered to the Plan Administrator, such Optional Cash Payments will be returned to you as soon as practicable. Requests received less than five business days before such date will not be returned but instead will be invested on the next related Investment Date. Additionally, in the case of shares being purchased from us, a pro rata portion of each Optional Cash Payment will be returned by check, without interest, as soon as practicable after the end of the Pricing Period for each trading day that does not meet the Threshold Price, if any, applicable to Optional Cash Payments made pursuant to Requests for Waivers. Similarly, if the Market Price less any applicable discount exceeds the requested Maximum Price, all your waiver request funds will be returned. Also, each Optional Cash Payment, to the extent that it does not either conform to the limitations, or clear within the time limits, will be subject to return to you as soon as practicable.

21. Are there any expenses to you in connection with your participation under the Plan?

     No. You will incur no brokerage commissions or service charges in connection with the reinvestment of dividends and in connection with all purchases made pursuant to Optional Cash Payments under the Plan. We will pay all other costs of administration of the Plan. Additionally, you may elect to send the certificates for your other shares of common stock to the Plan Administrator for safekeeping, and there is no fee for this service. However, should you request that the Plan Administrator sell all or any portion of your shares you may pay a nominal fee per transaction to the Plan Administrator, any related brokerage commissions, and applicable stock transfer taxes.

ACCOUNT STATEMENTS

22. What kind of reports will be sent to you?

     You will receive a statement of your account following each purchase or sale transaction and following any withdrawal of shares. These statements are your continuing record of the cost of your purchases and should be retained for income tax purposes. In addition, you will receive copies of other communications sent to holders of the shares of common stock, including our annual report to stockholders, the notice of annual meeting and proxy statement in connection with our annual meeting of stockholders, and Internal Revenue Service information for reporting dividends paid.

DIVIDENDS ON FRACTIONS

23. Will you be credited with dividends on fractions of shares?

     Yes, fractional shares are computed to four decimal places and dividends are rounded to the nearest penny.

CERTIFICATES FOR COMMON SHARES

24. Will certificates be issued for shares purchased?

     No. Shares of common stock purchased for you will be held in the name of the Plan Administrator or its nominee. No certificates will be issued to you for shares in the Plan unless you submit a written request to the Plan Administrator or until participation in the Plan is terminated. At any time, you may request that the Plan Administrator send you a certificate for some or all of the whole shares credited to your account. You should mail this request to the Plan Administrator at the address set forth in the answer to Question 4. Any remaining whole shares and any fractions of shares will remain credited to your Plan account. Certificates for fractional shares will not be issued under any circumstances.

25. In whose name will certificates be registered when issued?

     Your Plan account is maintained in the name registered at the time of your enrollment in the Plan. Share certificates for whole shares purchased under the Plan will be similarly registered when issued upon your request. If you are a Beneficial Owner, you should place the request through your banker, broker, or other nominee. If you wish to pledge shares credited to your Plan account, you must first withdraw those shares from the Plan account. If you wish to withdraw your shares and have any or all of the full shares held in their Plan account issued and delivered to you in physical form, you may do so by sending a written instruction to the Plan Administrator at the address set forth in Question 4. Registration of withdrawn shares in a name other than yours will require the guaranty of your signature.

WITHDRAWALS AND TERMINATION

26. When may participants withdraw from the Plan?

     You may withdraw from the Plan with respect to all or a portion of the shares held in your Plan account at any time. If the request to withdraw is received before a dividend Record Date set by our Board of Directors for determining stockholders of record entitled to receive a dividend, the request will be processed on the day following the Plan Administrator’s receipt of the request.

     If the Plan Administrator receives your request to withdraw on or after a dividend Record Date, but before a payment date, the Plan Administrator, in its sole discretion, may either pay such dividend in cash or reinvest it in shares for your account. The request for withdrawal will then be processed as promptly as possible following such dividend payment date. All dividends subsequent to such dividend payment date or Investment Date will be paid in cash unless you re-enroll in the Plan, which may be done at any time.

     Any Optional Cash Payments which have been sent to the Plan Administrator before a request for withdrawal will also be invested on the next Investment Date unless you expressly request return of that payment in the request for withdrawal, and the Plan Administrator receives the request for withdrawal at least five business days before the Record Date for the Investment Date with respect to which Optional Cash Payments have been delivered to the Plan Administrator.

27. How do you withdraw from the Plan?

     If you wish to withdraw from the Plan with respect to all or a portion of the shares held in your Plan account, you must notify the Plan Administrator in writing at its address set forth in the answer to Question 4. Upon your withdrawal from the Plan or termination of the Plan by us, certificates for the appropriate number of whole shares credited to your account under the Plan will be issued. Registration of withdrawn shares in a name other than yours will require the guaranty of your signature.

     Upon withdrawal from the Plan, you may also request in writing that the Plan Administrator sell all or part of the shares credited to your Plan account. The Plan Administrator will sell the shares as requested within ten business days after processing the request for withdrawal. The timing and price of the sale are at the sole discretion of the Plan Administrator. The Plan Administrator will send a check for the proceeds of the sale, less any brokerage commissions and service charges paid to the Plan Administrator and any applicable share transfer taxes, generally within five business days of the sale.

     Cash will be paid in lieu of any fraction of a share, based on the prevailing market price.

28. Are there any automatic termination provisions?

     Yes. Participation in the Plan will be terminated if the Plan Administrator receives written notice of the death or adjudicated incompetence of a Participant, together with satisfactory supporting documentation of the appointment of a legal representative, at least five business days before the next Record Date for purchases made through the reinvestment of dividends or commencement of the relevant Pricing Period for Optional Cash Payments, as applicable. In the event written notice of death or adjudicated incompetence and such supporting documentation is received by the Plan Administrator less than five business days before the next Record Date for purchases made through the reinvestment of dividends or Optional Cash Payments, as applicable, shares will be purchased for the Participant with the related cash dividend or Optional Cash Payment and participation in the Plan will not terminate until after such dividend or payment has been reinvested. Thereafter, no additional purchase of shares will be made for the Participant’s account and the Participant’s shares and any cash dividends paid thereon will be forwarded to the Participant’s legal representative.

     Further, participation in the Plan may be terminated if all whole shares have been disbursed from your stockholder account and your Plan account, leaving only a fraction of a share.

     Lastly, participation in the Plan may be terminated if we have reason to believe that your continued participation may cause your share ownership to violate our 9.8% charter limit on share ownership or you do not respond to our effort to determine compliance with such requirements.

     We reserve the right to monitor activity in all Plan accounts, and to modify, suspend, or terminate participation in the Plan by otherwise eligible holders of shares of common stock or interested new investors to eliminate practices which are, in our sole discretion, not consistent with the purposes or operation of the Plan, including investment limits per account, or which adversely affect the price of the shares of common stock or our status as a REIT for tax purposes.

OTHER INFORMATION

29. What happens if you sell or transfer all of the shares registered in your name?

     If you dispose of all shares registered in your name and all shares held in your Plan account, and are not shown as a Record Owner on a dividend Record Date, you may be terminated from the Plan as of that date and the termination treated as though a withdrawal notice had been received before the Record Date.

30. What happens if we declare a stock dividend or a stock split?

     Any dividend payable in shares and any additional shares distributed by us in connection with a share split in respect of shares credited to your Plan account will be added to that account. Share dividends or split shares which are attributable to shares registered in your own name and not in your Plan account will be mailed directly to you as in the case of stockholders not participating in the Plan.

31. How will shares held by the Plan Administrator be voted at meetings of shareholders?

     If you are a Record Owner, you will receive a proxy card covering both directly held shares and shares held in the Plan. If you are a Beneficial Owner, you will receive a proxy covering shares held in the Plan through your broker, bank, or other nominee. If a proxy is returned properly signed (or returned electronically) and marked for voting, all the shares covered by the proxy will be voted as marked. If a proxy is returned properly signed (or returned electronically) but no voting instructions are given, all of your shares will be voted in accordance with recommendations of our Board of Directors, unless applicable laws require otherwise. If the proxy is not returned, or if it is returned unexecuted or improperly executed or improperly completed, shares registered in your name may be voted only by you in person; neither we nor the Plan Administrator will vote such shares.

32. What are our responsibilities and the Plan Administrator’s responsibilities under the Plan?

     We and the Plan Administrator will not be liable in administering the Plan for any act done in good faith or required by applicable law or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon his or her death, with respect to the prices at which shares are purchased and/or the times when such purchases are made or with respect to any fluctuation in the market value before or after purchase or sale of shares. Notwithstanding the foregoing, nothing contained in the Plan limits our liability with respect to alleged violations of federal securities laws.

     We and the Plan Administrator will be entitled to rely on completed forms and the proof of due authority to participate in the Plan, without further responsibility of investigation or inquiry.

33. May the Plan be changed or discontinued?

     Yes. We may suspend, terminate, or amend the Plan at any time. Notice will be sent to all current Plan participants of any suspension or termination, or of any amendment that alters the Plan terms and conditions, as soon as practicable after such action by us.

     We may appoint a successor administrator or agent in place of the Plan Administrator at any time. You will be promptly informed of any such appointment.

     Any questions of interpretation arising under the Plan will be determined by us, in our sole discretion, and any such determination will be final.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

34. What are the federal income tax consequences of participation in the Plan?

     The following summarizes certain federal income tax considerations to current stockholders who participate in the Plan. New investors and current stockholders should also consult the general discussion under the caption “Federal Income Tax Considerations” for a summary of federal income tax considerations related to the ownership of our stock.

     The following summary is based upon an interpretation of current federal tax law. It is important that you consult your own tax advisors to determine particular tax consequences, including state income tax (and non-income tax, such as stock transfer tax) consequences, which vary from state to state and which may result from participation in the Plan and the subsequent disposition of shares of common stock acquired pursuant to the Plan. Income tax consequences to Participants residing outside the United States will vary from jurisdiction to jurisdiction.

     Chapman and Cutler LLP, our tax counsel, has rendered an opinion that the following are the material federal income tax consequences of participating in the Plan. However, the opinions of counsel are not binding on the Internal Revenue Service or on the courts, and no assurance can be given that the conclusions reached by Chapman and Cutler LLP would be sustained in court.

Dividend Reinvestment program

     Participants in the Dividend Reinvestment program under the Plan will be treated for federal income tax purposes as having received a distribution in an amount equal to the fair market value on the Investment Date of the shares acquired with reinvested dividends plus brokerage commissions, if any, paid on your behalf. Such shares will have a tax basis equal to the same amount and the holding period for such shares will begin on the day following the Investment Date.

     For federal income tax purposes, the fair market value of shares acquired under the Plan will likely be treated as equal to 100% of the average of the high and low sale prices of shares on the related Investment Date. Such average sales price on that specific date may vary from the market price determined under the Plan for such shares.

     Such distribution will be taxable as ordinary income to the extent of our current or accumulated earnings and profits and generally won’t be eligible for the reduced rates on dividends paid from previously taxed earnings. To the extent the distribution is in excess of our current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in your shares, and the distribution in excess of your tax basis will be taxable as gain realized from the sale of your shares.

Example 1:

     The following example may be helpful to illustrate the federal income tax consequences of the reinvestment of dividends at a 2% discount from the Market Price where the fair market value for tax purposes is the same as the Market Price.

Cash dividends reinvested		$100.00
Assumed Market Price*	$30.00
Less 2% discount per share	$(0.60)
Net purchase price per share	$29.40
Number of shares purchased ($100.00/$29.40)	3.4014
Total taxable dividend resulting from transaction (30.00 x 3.4014)**		$102.04

*	This Market Price is assumed for illustrative purposes only, and may vary from the actual Market Price of our common stock.

**	Assumes trading price on Investment Date also equals $30.00 and no brokerage commissions were paid on your behalf.

Stock Purchase program

     The taxation of discounts, if any, associated with optional cash purchases is not entirely clear. You may be treated as having received a dividend distribution in an amount equal to the excess, if any, of the fair market value of the shares acquired for your account on the Investment Date (plus brokerage commissions, if any) over the amount of your Optional Cash Payment. The fair market value on an Investment Date may differ from the Market Price determined under the Plan for such shares. You should be aware that we will treat the entire amount of such excess value as a distribution for tax reporting purposes that is taxable as a dividend. It is possible, however, that such excess should not be treated as a taxable distribution, or if it is, that all or a portion of such distribution should be treated as a tax-free return of capital. Participants are strongly encouraged to consult their own tax advisors in this regard.

     Shares acquired under the Stock Purchase program under the Plan will have a tax basis equal to the amount of the payment plus the dividend income, if any, recognized as a result. Your holding period for shares of common stock acquired pursuant to the Plan will begin on the day following the Investment Date.

Example 2:

     The following example may be helpful to illustrate the federal income tax consequences of the Optional Cash Payment feature at a 2% discount from the Market Price where the fair market value for tax purposes differs from the Market Price.

Optional Cash Payment		$100.00
Assumed Market Price*	$30.00
Less 2% discount per share	$(0.60)
Net purchase price per share	$29.40
Number of shares purchased ($100.00/$29.40)	3.4014
Total taxable dividend resulting from transaction (3.4014 × $30.50 — $100.00)**		$3.74

*	This Market Price is assumed for illustrative purposes only, and may vary from the actual Market Price of our common stock.

**	Assumes trading price on Investment Date equals $30.50 and no brokerage commissions were paid on your behalf.

     You will not realize any taxable income upon receipt of certificates for whole shares of common stock credited to your account, either upon your request for certain of those shares of common stock or upon your termination of participation in the Plan. You will recognize gain or loss upon the sale or exchange of shares of common stock acquired under the Plan. You will also recognize gain or loss upon receipt, following termination of participation in the Plan, of a cash payment for any fractional share equivalent credited to your account. The amount of any such gain or loss will be the difference between the amount that you received for the shares of common stock or fractional share equivalent and the tax basis thereof.

35. Why is my taxable income from discounts received under the Plan different than the stated amount of the discount offered by the Plan?

     Under existing tax authorities, taxable income derived from such discounts is based on the fair market value of our shares on the Investment Date. However, when shares for the Plan are purchased from us, rather than in the open market, the Market Price is generally based on the average price at which our shares trade during a specified Pricing Period prior to the Investment Date. This formula often produces a different value for our shares than the price at which our shares actually trade on the Investment Date. The effect of this tax rule is illustrated in the numeric examples contained in Question 34 above.

     You should also note that in order to maintain the deductibility of our dividends for tax purposes, our Plan also requires that every investment must be made at a price that is at least equal to 95% of the value of our stock on the Investment Date. If the value of our stock on the Investment Date significantly exceeds the value of our stock determined under the Market Price formula, the price paid under the Plan will be increased to ensure compliance with this tax requirement.

     Example 3:

     The following example may be helpful to illustrate the effects of the minimum pricing requirement described above. The Minimum Price is relevant when the trading price of our stock on the Investment Date significantly exceeds the price determined using the Market Price formula. Although this example describes a dividend reinvestment scenario, the Minimum Price requirement also applies to Optional Cash Payments.

Cash dividends reinvested		$100.00
Assumed Market Price*	$30.00
Less 2% discount per share	$(0.60)
Purchase price before Minimum Price requirement	$29.40
Minimum Price requirement**	$31.35
Number of shares purchased ($100.00/$31.35)	3.1898
Total taxable dividend resulting from transaction (3.1898 x $33.00)**		$105.26

*	This Market Price is assumed for illustrative purposes only, and may vary from the actual Market Price of our common stock.

**	This Minimum Price is computed assuming we pay no brokerage commissions and the trading price of our common stock on the Investment Date equals $33.00. If we pay a $0.20 per share brokerage commission when the trading price on the Investment Date is $33.00 the Minimum Price per share will be $31.55 (or 95% of $33.00, which equals $31.35, plus 20¢).

36. How are income tax withholding provisions applied to you?

     If you fail to provide certain federal income tax certifications in the manner required by law, distributions on shares of common stock, proceeds from the sale of fractional shares and proceeds from the sale of shares of common stock held for your account will be subject to federal income tax backup withholding imposed at the fourth lowest tax rate applicable to unmarried individuals, or such other rate as is then in effect. If withholding is required for any reason, the appropriate amount of tax will be withheld before investment or payment. Certain stockholders (including most corporations) are, however, exempt from the above withholding requirements.

     If you are a foreign stockholder you need to provide the required federal income certifications to establish your status as a foreign stockholder so that the foregoing backup withholding does not to apply to you. You also need to provide the required certifications if you wish to claim the benefit of exemptions from federal income tax withholding or reduced withholding rates under a treaty or convention entered into between the United States and your country of residence. Generally, distributions to a foreign stockholder are subject to federal income tax withholding at 30% (or a lower treaty rate if applicable), but may be as much as 35% for certain types of income. Certain distributions or portion of a distribution to a foreign stockholder may still be subject to federal income tax withholding even when the distribution or that portion of the distribution is not treated as dividend under federal income tax laws. If you are a foreign stockholder whose distributions are subject to federal income tax withholding, the appropriate amount will be withheld and the balance will be credited to your account to purchase shares of common stock.

37. Who bears the risk of market fluctuations in our shares of common stock?

     Your investment in shares held in the Plan account is no different from your investment in directly held shares. You bear the risk of any loss and enjoy the benefits of any gain from market price changes with respect to those shares.

38. Who should be contacted with questions about the Plan?

     All correspondence regarding the Plan should be directed to the Plan Administrator at the address set forth in Question 4. Please mention Redwood Trust, Inc. and this plan in all correspondence.

39. How is the Plan interpreted?

     Any question of interpretation arising under the Plan will be determined by us and any such determination will be final. We may adopt additional terms and conditions of the Plan and its operation will be governed by the laws of the State of California.

40. What are some of your responsibilities under the Plan?

     Shares of common stock credited to your Plan account are subject to escheat to the state in which you reside in the event that such shares are deemed, under such state’s laws, to have been abandoned by you. You, therefore, should notify the Plan Administrator promptly in writing of any change of address. Account statements and other communications to you will be addressed to you at the last address of record that you provide to the Plan Administrator.

     You will have no right to draw checks or drafts against your Plan account or to instruct the Plan Administrator with respect to any shares of common stock or cash held by the Plan Administrator except as expressly provided in the Plan.

FEDERAL INCOME TAX CONSIDERATIONS

          The following discussion summarizes certain federal income tax considerations relevant to Redwood Trust and its stockholders. This discussion is based on existing United States federal income tax law, which is subject to change, possibly retroactively. This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular stockholder in light of its personal investment circumstances or to certain types of investors subject to special treatment under the federal income tax laws (including financial institutions, insurance companies, broker-dealers and, except to the limited extent discussed below, tax-exempt entities and foreign taxpayers) and it does not discuss any aspects of state, local or foreign tax law. This discussion assumes that stockholders will hold their common stock as a “capital asset” (generally, property held for investment) under the Internal Revenue Code of 1986, as amended, or the Code. Stockholders are advised to consult their tax advisors as to the specific tax consequences to them of purchasing, holding, and disposing of the common stock, including the application and effect of federal, state, local, and foreign income and other tax laws.

          In reading the tax disclosure set forth below, it should be noted that although Redwood Trust is combined with all of its subsidiaries for financial accounting purposes, for federal income tax purposes only Redwood Trust and Sequoia Mortgage Funding Corporation (and their assets and income) constitute the REIT, and Redwood Trust’s remaining domestic subsidiaries constitute a separate consolidated group subject to regular corporate income taxes. Redwood’s foreign subsidiaries (i.e., Acacia CDO 1, Ltd., Acacia CDO 2, Ltd., Acacia CDO 3, Ltd., Acacia CDO 4, Ltd., Acacia CDO 5, Ltd. and Acacia CDO 6, Ltd.) are not generally subject to U.S. corporate income taxes (see “— Taxable REIT Subsidiaries” below).

     General

          In the opinion of Chapman and Cutler LLP, our special tax counsel, Redwood Trust, exclusive of any taxable REIT subsidiaries, has been organized and operated in a manner which qualifies it as a REIT under the Code since the commencement of its operations on August 19, 1994 through June 30, 2004, the date of our latest unaudited financial statements and management reports reviewed by special tax counsel. However, whether we do and continue to so qualify will depend on actual operating results and compliance with the various tests for qualification as a REIT relating to its income, assets, distributions, ownership and certain administrative matters, the results of which are not reviewed by special tax counsel on an ongoing basis. No assurance can be given that the actual results of our operations for any one taxable year will satisfy those requirements. Moreover, certain aspects of our operations have not been considered by the courts or the Internal Revenue Service in any published authorities that interpret the requirements for REIT status. There can be no assurance that the courts or the Internal Revenue Service will agree with this opinion. In addition, qualification as a REIT depends on future transactions and events that cannot be known at this time.

Accordingly, special tax counsel will be unable to opine whether we will in fact qualify as a REIT under the Code in all events and for all periods.

          The opinions of special tax counsel are based upon existing law, including the Code, existing Treasury Department regulations, revenue rulings, revenue procedures, proposed regulations and case law, all of which are subject to change both prospectively or retroactively. Moreover, relevant laws or other legal authorities may change in a manner that could adversely affect us or our stockholders.

          If we failed to qualify as a REIT in any particular year, we would be subject to federal income tax as a regular, domestic corporation, and our stockholders would be subject to tax in the same manner as stockholders of a regular corporation. In such event, we could be subject to potentially substantial income tax liability in respect of each tax year that we fail to qualify as a REIT as well as the four tax years following the year of the failure and, as a result, the amount of earnings and cash available for distribution to our stockholders could be significantly reduced.

          The following is a brief summary of certain technical requirements that we must meet on an ongoing basis in order to qualify, and remain qualified, as a REIT under the Code.

Stock Ownership Tests

          Our capital stock must be held by at least 100 persons for at least 335 days of a twelve-month year, or a proportionate part of a short tax year. In addition, no more than 50% of the value of our capital stock may be owned, directly or indirectly, by five or fewer individuals at all times during the last half of the tax year. Under the Code, most tax-exempt entities, including employee benefit trusts and charitable trusts (but excluding trusts described in Section 401(a) and exempt under Section 501(a) of the Code), are generally treated as individuals for these purposes. We must satisfy these stock ownership requirements each tax year. We must solicit information from certain of our stockholders to verify ownership levels and must maintain records regarding those who do not respond. Our charter imposes certain repurchase obligations and restrictions regarding the transfer of our shares in order to aid in meeting the stock ownership requirements. If we were to fail either of the stock ownership tests, we would generally be disqualified from REIT status, unless, in the case of the “five or fewer” requirement, the “good faith” exemption is available.

Asset Tests

          We must generally meet the following asset tests (the REIT Asset Tests) at the close of each quarter of each tax year:

•	at least 75% of the value of the REIT’s total assets must consist of qualified real estate assets, government securities, cash, and cash items (the 75% Asset Test);

•	the value of the REIT’s assets consisting of securities (other than those includible under the 75% Asset Test) must not exceed 25% of the total value of the REIT’s assets;

•	the value of the REIT’s assets consisting of securities of one or more taxable REIT subsidiaries must not exceed 20% of the value of the REIT’s total assets; and

•	the value of securities held by the REIT, other than those of a taxable REIT subsidiary or taken into account for purposes of the 75% Asset Test, must not exceed either (i) 5% of the value of the REIT’s total assets in the case of securities of any one non-government issuer, or (ii) 10% of the outstanding vote or value of any such issuer’s securities.

          For purposes of the above tests, the term “value” generally means, with respect to securities for which market quotations are readily available, the market value of such securities, and with respect to other securities and assets, fair value as determined in good faith by the REIT.

          In applying the above tests, a REIT is generally required to re-value all of its assets at the end of any quarter in which it acquires a substantial amount of new securities or other property other than qualified real estate assets. We intend to closely monitor the purchase, holding, and disposition of the REIT’s assets in order to comply with the REIT Asset Tests. We expect that substantially all of our assets will be qualified real estate assets and intend to limit or hold through taxable REIT subsidiaries any assets not qualifying as qualified real estate assets so as to comply with the above REIT Asset Tests. If it is anticipated that the above limits would be exceeded, we intend to take appropriate measures to avoid exceeding such limits, including the disposition of non-qualifying assets within the permitted time periods for cure.

          Beginning in 2005, if we fail the REIT Asset Tests we may nonetheless avoid losing our REIT status if we satisfy either (i) a de minimis exception or (ii) certain reasonable cause and disclosure requirements and pay certain penalties. The de minimis exception applies to only certain of the REIT Asset Tests and is limited to violations not exceeding the lesser of 1% of our total assets at the end of such quarter or $10 million. The reasonable cause exception requires that we make certain disclosures to the IRS, establish that the failure was due to reasonable cause and not willful neglect and pay a penalty equal to the greater of $50,000 or an amount equal to tax at the highest corporate tax rate on the income derived from such assets during period from identification to cure. Both exceptions also require that we dispose of the related assets within six months after the last day of the quarter in which we identify the failure or otherwise satisfy the failed requirement within the same time period by, for instance, increasing our holding of other qualified assets.

Gross Income Tests

          We must generally meet the following gross income tests (the REIT Gross Income Tests) for each tax year:

•	at least 75% of the REIT’s gross income must be derived from certain specified real estate sources including interest income and gain from the disposition of qualified real estate assets, foreclosure property or “qualified temporary investment income” (i.e., income derived from “new capital” within one year of the receipt of such capital) (the 75% Gross Income Test); and

•	at least 95% of the REIT’s gross income for each tax year must be derived from sources of income qualifying for the 75% Gross Income Test, or from dividends, interest, and gains from the sale of stock or other securities not held for sale in the ordinary course of business (the 95% Gross Income Test).

          We intend to maintain our REIT status by carefully monitoring our income, including income from hedging transactions and sales of mortgage assets, to comply with the REIT Gross Income Tests. In computing compliance with the 95% Gross Income Test, we must evaluate whether and how income generated by interest rate caps and other hedging instruments undertaken by the REIT fit within this test. Generally speaking, to the extent an interest rate cap or other hedging instrument was acquired to reduce the interest rate risks with respect to any indebtedness incurred or to be incurred by the REIT to acquire or carry real estate assets and was properly identified at inception, we treat periodic income and gains generated by dispositions or terminations of such hedging instruments by the REIT as qualifying for purposes of the 95% Gross Income Test. Under certain circumstances, for example, (i) the sale of a substantial amount of assets by the REIT to repay borrowings in the event that other credit is unavailable or (ii) an unanticipated decrease in qualifying income of the REIT which results in the non-qualifying income exceeding 5% of gross income, we may be unable to comply with certain of the REIT Gross Income Tests. Inadvertent failures to comply with the REIT Gross Income Tests will not result in disqualification of the REIT if certain disclosure and reasonable cause criteria are met and a 100% tax on the amount equal to the qualified income shortfall is paid. See “— Taxation of Redwood Trust” below for a discussion of the tax consequences of failure to comply with the REIT provisions of the Code.

Distribution Requirements

          We generally are required to distribute to our stockholders an amount equal to at least 90% of our REIT taxable income determined before deduction of dividends paid and by excluding net capital gains. Such distributions must be made in the tax year to which they relate or, if declared before the timely filing of our tax return for such year and paid not later than the first regular dividend payment after such declaration, in the following tax year.

          The Internal Revenue Service, or IRS, has ruled generally that if a REIT’s dividend reinvestment plan allows stockholders of the REIT to elect to have cash distributions reinvested in shares of the REIT at a purchase price equal to at least 95% of the fair market value of such shares on the distribution date, then such distributions generally qualify towards this distribution requirement. We maintain a Direct Stock Purchase and Dividend Reinvestment Plan, or DRP, and intend that the terms of our DRP will comply with the IRS public ruling guidelines for such plans.

          If we fail to meet the distribution test as a result of a retroactive adjustment to our REIT taxable income, we may be able to avoid disqualification as a REIT by paying a “deficiency” dividend within a specified time period and in accordance with other requirements set forth in the Code. We would be liable for interest based on the amount of the deficiency dividend. A deficiency dividend is not permitted if the deficiency is due to fraud with intent to evade tax or to a willful failure to file a timely tax return.

Qualified REIT Subsidiaries

          A Qualified REIT Subsidiary is any corporation in which a REIT owns 100% of the stock issued by such corporation and for which no election has been made to classify it as a taxable REIT subsidiary. Sequoia Mortgage Funding Corporation, our wholly-owned subsidiary, is treated as a Qualified REIT Subsidiary. As such its assets, liabilities, and income are generally treated as assets, liabilities, and income of the REIT for purposes of each of the above REIT qualification tests.

Taxable REIT Subsidiaries

          A Taxable REIT Subsidiary is any corporation in which a REIT owns stock (directly or indirectly) and for which the REIT and such corporation make a joint election to classify the corporation as a Taxable REIT Subsidiary. Effective January 1, 2001, RWT Holdings, Inc., or Holdings, and Redwood Trust elected to treat Holdings, Sequoia Residential Funding, and Holdings’ other subsidiaries as Taxable REIT Subsidiaries of Redwood Trust. Since 2001, Redwood Trust has made Taxable REIT Subsidiary elections for Acacia CDO 1, Ltd., Acacia CDO 2, Ltd., Acacia CDO 3, Ltd., Acacia CDO 4, Ltd. and Acacia CDO 5, Ltd. As Taxable REIT Subsidiaries, they are not subject to the REIT asset, income, and distribution requirements nor are their assets, liabilities, or income treated as assets, liabilities, or income of Redwood Trust for purposes of each of the above REIT qualification tests.

          We generally intend to engage in securitization transactions (other than certain non-REMIC, debt-for-tax securitizations) through our Taxable REIT Subsidiaries. In addition, we generally intend to make a Taxable REIT Subsidiary election with respect to any other corporation in which we acquire equity or equity-like securities constituting more than 10% by vote or value of such corporation’s equity and that is not otherwise a Qualified REIT Subsidiary. However, the aggregate value of all of our Taxable REIT Subsidiaries must be limited to 20% of the total value of the REIT’s assets. In addition, we will be subject to a 100% penalty tax on any rent, interest, or other charges that we impose on any Taxable REIT Subsidiary in excess of an arm’s length price for comparable services. We expect that any rents, interest, or other charges imposed on Holdings or any other Taxable REIT Subsidiary will be at arm’s length prices.

          We generally expect to derive income from our Taxable REIT Subsidiaries by way of dividends. Such dividends are not real estate source income for purposes of the 75% Gross Income Test. Therefore, when aggregated with our other non-real estate source income, such income must be limited to 25% of the REIT’s gross income each year. We will monitor the value of our investment in, and the distributions from, our Taxable REIT Subsidiaries to ensure compliance with all applicable REIT income and asset tests.

          Taxable REIT Subsidiaries doing business in the United States are generally subject to corporate level tax on their net income and generally will be able to distribute only net after-tax earnings to their stockholders, including Redwood Trust, as dividend distributions. The Acacia entities are considered foreign subsidiaries not engaged in trade or business in the United States for tax purposes and therefore are not subject to U.S. corporate income taxation (although income from our equity investments in the Acacia entities is generally includable in REIT taxable income or the taxable income of our other Taxable REIT Subsidiaries that are its stockholders). There is no guarantee that the IRS will not take the position that the Acacia entities are doing business in the U.S., which position, if sustained, would subject the Acacia entities to corporate level tax on their effectively connected U.S. trade or business income. If this were to occur, then the Acacia entities would generally only be able to contribute net after-tax earnings to REIT dividend distributions.

Taxation of Redwood Trust

          In any year in which Redwood Trust qualifies as a REIT, we generally will not be subject to federal income tax on that portion of our REIT taxable income or capital gain that is distributed to our stockholders. We will, however, be subject to federal income tax at normal corporate income tax rates upon any undistributed taxable income or capital gain.

          In addition, notwithstanding our qualification as a REIT, we may also be subject to tax in certain other circumstances. As described above, if the REIT fails to satisfy the REIT Gross Income Tests, but nonetheless maintains its qualification as a REIT because certain other requirements are met, we will generally be subject to a 100% tax on the greater of the amount by which the REIT fails either the 75% or the 95% Gross Income Test. We will also be subject to a tax of 100% on net income the REIT derives from any “prohibited transaction,” which refers to dispositions of property held by the REIT classified as “property held for sale to customers in the ordinary course of business” of the REIT (i.e., “dealer” property). We do not believe that we have or will engage in transactions that would result in the REIT being classified as a dealer or deemed to have disposed of dealer property; however, there can be no assurance that the IRS will agree. If the REIT has (i) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, we will be subject to federal income tax on such income at the highest corporate income tax rate. In addition, a nondeductible excise tax, equal to 4% of the excess of required distributions over the amounts actually distributed, will be imposed on us for each calendar year to the extent that dividends paid during the year, or declared during the last quarter of the year and paid during January of the succeeding year, are less than the sum of (1) 85% of the REIT “ordinary income,” plus (2) 95% of the REIT capital gain net income, plus (3) any undistributed income remaining from earlier years. We may also be subject to the corporate alternative minimum tax, as well as other taxes in certain situations not presently contemplated.

          The JOBS Act of 2004 added and modified several provisions in the Code that would allow us to cure good faith or de minimis violations of the requirements for maintaining REIT status. In addition to those already described, beginning in 2005, we can also cure REIT qualification failures if we establish that such failure was due to reasonable cause and not willful neglect and we pay a penalty of $50,000 for each such failure. However, if we fail any of the REIT qualification tests described previously in any tax year and the cure provisions provided by the Code do not apply, the REIT would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at the regular corporate income tax rates. Distributions to stockholders in any year in which we fail to qualify as a REIT would not be deductible by us, nor would distributions generally be required to be made under the Code. Further, unless entitled to relief under certain other provisions of the Code, we would also be disqualified from re-electing REIT status for the four tax years following the year in which it became disqualified.

          We may also voluntarily revoke our election to be taxed as a REIT, although we have no intention of doing so, in which event we will be prohibited, without exception, from electing REIT status for the year to which the revocation relates and the following four tax years.

          We intend to monitor on an ongoing basis our compliance with the REIT requirements described above. In order to maintain our REIT status, we may be required to limit the types of assets that the REIT might otherwise acquire, or hold certain assets at times when we might otherwise have determined that the sale or other disposition of such assets would have been more prudent.

Taxation of Stockholders

     For any tax year in which we are treated as a REIT for federal income tax purposes, distributions (including constructive or in-kind distributions) made to holders of common stock other than tax-exempt entities (and not designated as capital gain dividends) will generally be subject to tax as ordinary income to those holders to the extent of the REIT’s current and accumulated earnings and profits as determined for federal income tax purposes. If the amount distributed exceeds a stockholder’s allocable share of such earnings and profits, the excess will be treated as a return of capital to the extent of the stockholder’s adjusted basis in the common stock, which will not be subject to tax, and thereafter as a taxable gain from the sale or exchange of a capital asset.

          Distributions designated by us as capital gain dividends will generally be subject to tax as long-term capital gain to stockholders, to the extent that the distribution does not exceed the REIT’s actual net capital gain for the tax year. Alternatively, we can also elect by written notice to our stockholders to designate a portion of the REIT’s net capital gain income as being retained and pay directly the tax on such net capital gains. In that instance, each stockholder that generally would be required to include the deemed capital gains dividend in its income, will be entitled to claim a credit or refund on its tax return for the tax paid by the REIT with respect to such deemed dividend, and will be entitled to increase its tax basis in our shares by an amount equal to the excess of the deemed capital gain dividend over the tax deemed paid by it.

          Distributions by us, whether characterized as ordinary income or as capital gain, are not eligible for the corporate dividends received deduction that exists under current law. Furthermore, distributions by us characterized as ordinary income generally will not be subject to the reduced 15% and 5% tax rates otherwise effective for certain types of dividends as of January 1, 2003. However, dividend distributions by us characterized as capital gain distributions recognized subsequent to May 5, 2003, will be subject to the reduced 5% and 15% tax rates made effective by the Jobs and Growth Tax Relief Reconciliation Act of 2003.

          In the event that we realize a loss for the tax year, stockholders will not be permitted to deduct any share of that loss. Further, if we (or a portion of our assets) were to be treated as a taxable mortgage pool, or if we were to hold residual interests in real estate mortgage investment conduits, or REMICs, or financial asset securitization investment trusts, or FASITs, any “excess inclusion” income derived therefrom and allocated to a stockholder would not be allowed to be offset by a net operating loss of such stockholder.

          Dividends declared during the last quarter of a tax year and actually paid during January of the following tax year are generally treated as if received by the stockholder on December 31 of the tax year in which they are declared and not on the date actually received. In addition, we may elect to treat certain other dividends distributed after the close of the tax year as having been paid during such tax year, but stockholders will be treated as having received such dividend in the tax year in which the distribution is made.

          Generally, a dividend distribution of earnings from a REIT is considered for estimated tax purposes only when the dividend is made. However, any person owning at least 10% of the vote or value of a closely-held REIT must accelerate recognition of year-end dividends received from the REIT in computing estimated tax payments. We are not currently, and do not expect to be, a closely-held REIT.

          Upon a sale or other disposition of the common stock, a stockholder will generally recognize a capital gain or loss in an amount equal to the difference between the amount realized and the stockholder’s adjusted basis in such stock, which gain or loss generally will be long-term if the stock was held for more than twelve months. Any loss on the sale or exchange of common stock held by a stockholder for six months or less will generally be treated as a long-term capital loss to the extent of designated capital gain dividends received by such stockholder. If stock is sold after a record date but before a payment date for declared dividends on such stock, a stockholder will nonetheless be required to include such dividend in income in accordance with the rules above for distributions, whether or not such dividend is required to be paid over to the purchaser.

          DRP participants will generally be treated as having received a dividend distribution, subject to tax as ordinary income, in an amount equal to the fair market value of the common stock purchased with the reinvested dividend proceeds generally on the date we credit such common stock to the DRP participant’s account, plus brokerage commissions, if any, allocable to the purchase of such common stock. DRP participants will have a tax basis in the shares equal to such value. DRP participants may not, however, receive any cash with which to pay the resulting tax liability. Shares received pursuant to the DRP will have a holding period beginning on the day after their purchase by the plan administrator.

          If we make a distribution of stockholder rights with respect to its common stock, such distribution generally will not be treated as taxable when made. However, if the fair market value of the rights on the date of issuance is 15% or more of the value of the common stock, or if the stockholder so elects regardless of the value of the rights, the stockholder must make an allocation of its existing tax basis between the rights and the common stock based on their relative value on the date of the issuance of the rights. On the exercise of the rights, the stockholder will generally not recognize gain or loss. The stockholder’s basis in the shares received from the exercise of the rights will be the amount paid for the shares plus the basis, if any, of the rights exercised. Distribution of stockholder rights with respect to other classes of securities holders generally would be taxable based on the value of the rights on the date of distribution.

          We are required under Treasury Department regulations to demand annual written statements from the record holders of designated percentages of our stock disclosing the actual and constructive ownership of such stock and to maintain permanent records showing the information we have received as to the actual and constructive ownership of such stock and a list of those persons failing or refusing to comply with such demand.

          In any year in which we do not qualify as a REIT, distributions made to our stockholders would be taxable in the same manner discussed above, except that no distributions could be designated as capital gain dividends, distributions would be eligible for the corporate dividends received deduction and may be eligible for the reduced tax rates on dividends (if paid out of previously-taxed earnings), the excess inclusion income rules would not apply, and stockholders would not receive any share of our tax preference items. In such event, however, we would be subject to potentially substantial federal income tax liability, and the amount of earnings and cash available for distribution to our stockholders could be significantly reduced or eliminated.

Taxation of Tax-Exempt Entities

          Subject to the discussion below regarding a “pension-held REIT,” a tax-exempt stockholder is generally not subject to tax on distributions from us or gain realized on the sale of the common stock or preferred stock, provided that such stockholder has not incurred indebtedness to purchase or hold our common stock or preferred stock, that its shares are not otherwise used in an unrelated trade or business of such stockholder, and that we, consistent with our stated intent, do not form taxable mortgage pools or hold residual interests in REMICs or FASITs that give rise to “excess inclusion” income as defined under the Code. However, if the REIT were to hold a residual interest in a REMIC or FASIT, or if a pool of the REIT’s assets were to be treated as a “taxable mortgage pool,” a portion of the dividends paid to a tax-exempt stockholder may be subject to tax as unrelated business taxable income or UBTI. Although we do not intend to acquire such residual interests at the REIT or believe that we, or any portion of our assets, will be treated as a taxable mortgage pool, no assurance can be given that the IRS might not successfully maintain that such a taxable mortgage pool exists.

          If a qualified pension trust (i.e., any pension or other retirement trust that qualifies under Section 401(a) of the Code) holds more than 10% by value of the interests in a “pension-held REIT” at any time during a tax year, a substantial portion of the dividends paid to the qualified pension trust by such REIT may constitute UBTI. For these purposes, a “pension-held REIT” is a REIT (i) that would not have qualified as a REIT but for the provisions of the Code which look through qualified pension trust stockholders in determining ownership of stock of the REIT and (ii) in which at least one qualified pension trust holds more than 25% by value of the equity interest of such REIT or one or more qualified pension trusts (each owning more than a 10% interest by value in the REIT) hold in the aggregate more than 50% by value of the equity interests in such REIT. Assuming compliance with the ownership limit provisions in our charter, it is unlikely that pension plans will accumulate sufficient stock to cause us to be treated as a pension-held REIT.

          Distributions to certain types of tax-exempt stockholders exempt from federal income taxation under Sections 501 (c)(7), (c)(9), (c)(17), and (c)(20) of the Code may also constitute UBTI, and such prospective investors should consult their tax advisors concerning the applicable “set aside” and reserve requirements.

State and Local Taxes

          We and our stockholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of Redwood Trust and our stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the common stock.

Certain United States Federal Income Tax Considerations Applicable to Foreign Holders

          The following discussion summarizes certain United States federal tax consequences of the acquisition, ownership and disposition of common stock or preferred stock by an initial purchaser that, for United States federal income tax purposes, is a “Non-United States Holder.” A Non-United States Holder is any beneficial holder that is: not a citizen or resident of the United States; not a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof; and not an estate or trust whose income is includible in gross income for United States federal income tax purposes regardless of its source. This discussion does not consider any specific facts or circumstances that may apply to any particular Non-United States Holder’s acquiring, holding, and disposing of common stock or preferred stock, or any tax consequences that may arise under the laws of any foreign, state, local, or other taxing jurisdiction.

          Dividends

          Dividends paid by us out of earnings and profits, as determined for United States federal income tax purposes, to a Non-United States Holder will generally be subject to withholding of United States federal income tax at the rate of 30%, unless reduced or eliminated by an applicable tax treaty or unless such dividends are treated as effectively connected with a United States trade or business. Distributions paid by us in excess of our earnings and profits will be treated as a tax-free return of capital to the extent of the holder’s adjusted basis in his shares, and thereafter as gain from the sale or exchange of a capital asset as described below. If it cannot be determined at the time a distribution is made whether such distribution will exceed our earnings and profits, the distribution will be subject to withholding at the same rate as dividends. Amounts so withheld, however, will be refundable or creditable against the Non-United States Holder’s United States federal tax liability if it is subsequently determined that such distribution was, in fact, in excess of our earnings and profits. If the receipt of the dividend is treated as being effectively connected with the conduct of a trade or business within the United States by a Non-United States Holder, the dividend received by such holder will be subject to the United States federal income tax on net income that applies to United States persons generally (and, with respect to corporate holders and under certain circumstances, to the branch profits tax).

          For tax years prior to 2005, certain capital gains distributions by a REIT to a Non-United States Holder that are attributable to gain from the sales or exchanges by us of “United States real property interests” will be treated as if such gain were effectively connected with a United States business and will thus be subject to tax at the normal capital gain rates applicable to United States stockholders (subject to applicable alternative minimum tax) under the provisions of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to a treaty exemption. We are required to withhold 35% of any distribution that could be designated by us as a capital gains dividend. This amount may be credited against the Non-United States Holder’s FIRPTA tax liability. Effective for tax years beginning in 2005, FIRPTA does not apply to REIT capital gain distributions (so long as they are made with respect to a class of REIT stock that is regularly traded on an established securities market in the United States) to a foreign investor that does not own more than 5% of the REIT’s stock during the taxable year in which such distribution is received. Such distributions are instead treated by the investor as a regular, rather than capital gain, dividends. It should also be noted that mortgage loans without substantial equity or with shared appreciation features generally would not be classified as “United States real property interests.”

          Gain on Disposition

          A Non-United States Holder will generally not be subject to United States federal income tax on gain recognized on a sale or other disposition of its shares of either common or preferred stock unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder, (ii) in the case of a Non-United States Holder who is a nonresident alien individual and holds such shares as a capital asset, such holder is present in the United States for 183 or more days in the tax year and certain other requirements are met, or (iii) the Non-United States Holder is subject to tax under the FIRPTA rules because we are not domestically controlled. Gain that is effectively connected with the conduct of a business in the United States by a Non-United States Holder will be subject to the United States federal income tax on net income that applies to United States persons generally (and, with respect to corporate holders and under certain circumstances, to the branch profits tax) but will not be subject to withholding. Non-United States Holders should consult applicable treaties, which may provide for different rules.

          Gain recognized by a Non-United States Holder upon a sale of either common stock or preferred stock will generally not be subject to tax under FIRPTA if we are a “domestically-controlled REIT,” which is defined generally as a REIT in which at all times during a specified testing period less than 50% in value of its shares were held directly or indirectly by non-United States persons. Because only a minority of our stockholders are believed to be Non-United States Holders, we anticipate that we will qualify as a “domestically-controlled REIT.” Accordingly, a Non-United States Holder should not be subject to United States federal income tax from gains recognized upon disposition of its shares.

Information Reporting and Backup Withholding

          We will report to our U.S. stockholders and the Internal Revenue Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to distributions paid (at the rate generally equal to the fourth lowest rate of federal income tax then in effect) unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates that fact; or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of dividends and capital gain distributions to any stockholders that do not certify under penalties of perjury their non-foreign status to us.

ERISA INVESTORS

     Because our common stock will qualify as a “publicly offered security,” employee benefit plans and individual retirement accounts may purchase shares of common stock and treat such shares, and not the underlying assets, as plan assets. Fiduciaries of ERISA plans should consider (i) whether an investment in our common stock satisfies ERISA diversification requirement, (ii) whether the investment is in accordance with the ERISA plans’ governing instruments and (iii) whether the investment is prudent.

DIVIDENDS

     For a list of anticipated dividend Record and Investment Dates, visit our website at www.redwoodtrust.com.

USE OF PROCEEDS

     We do not know either the number of shares of common stock that will be ultimately sold pursuant to the Plan or the prices at which such shares will be sold. We will receive proceeds from the purchase of shares of common stock through the Plan only to the extent that such purchases are made directly from us and not from open market purchases by the Plan Administrator. We intend to use the net proceeds from the sale of such shares of our common stock for the purchase of additional real estate loans and securities and for other general corporate purposes.

PLAN OF DISTRIBUTION

     Except to the extent the Plan Administrator purchases common stock in open market transactions, the common stock acquired under the Plan will be sold directly by us through the Plan. We may sell common stock to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. Such shares, including shares acquired pursuant to waivers granted with respect to the Stock Purchase program of the Plan, may be resold in market transactions (including coverage of short positions) on any national security exchange on which shares of common stock trade or in privately negotiated transactions. Our common stock is currently listed on the NYSE.

     Under certain circumstances, it is expected that a portion of the shares of common stock available for issuance under the Plan will be issued pursuant to such waivers. The difference between the price such owners pay to us for shares of common stock acquired under the Plan, after deduction of the applicable discount from the Market Price, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions.

     Subject to the availability of shares of common stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends. From time to time, financial intermediaries may engage in positioning transactions to benefit from the discount from the Market Price of common stock acquired through the reinvestment of dividends under the Plan.

     We will pay any and all brokerage commissions and related expenses incurred in connection with purchases of common stock under the Plan. Upon withdrawal by a participant from the Plan by the sale of common stock held under the Plan, the participant will receive the proceeds of such sale less a nominal fee per transaction paid to the Plan Administrator (if such resale is made by the Plan Administrator at the request of a participant), any related brokerage commissions and any applicable transfer taxes.

     Common stock may not be available under the Plan in all jurisdictions. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any common stock or other securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission or the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C.,

20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not contain all the information set forth in the registration statement and the exhibits, financial statements and schedules thereto. We refer you to the registration statement, the exhibits, financial statements and schedules thereto for further information. This prospectus is qualified in its entirety by such other information. You may request a free copy of any of such filings by writing or calling:

Redwood Trust, Inc.
One Belvedere Place, Suite 300
Mill Valley, California 94941
(415) 389-7373

     You should rely only on the information provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus.

     For more information about us, please visit www.redwoodtrust.com. Information on our web site and on web sites linked to it is not part of this prospectus.

INCORPORATION OF IMPORTANT INFORMATION BY REFERENCE

     We “incorporate by reference” our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until this offering is completed. This means that we can disclose important business, financial and other information in this prospectus by referring you to the documents containing that information. All information incorporated by reference is part of this prospectus, unless and until that information is updated and superseded by a prospectus supplement, or by information filed with the SEC and incorporated later. Any information that we subsequently file with the SEC that is incorporated by reference will automatically update and supersede any previous information that is part of this prospectus. We incorporate by reference the following:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

•	Current Reports on Form 8-K filed on November 23, 2004, January 6, 2005, and January 12, 2005;

•	Proxy Statement for our annual meeting of stockholders held on May 6, 2004;

•	The description of our common stock contained in our registration statement on Form 8-A (Reg. No. 001-13759), filed January 7, 1998; and

•	All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the filing of the registration statement on Form S-3 and prior to the termination of the offering of the securities offered by this prospectus.

     We will provide without charge to each person to whom a prospectus is delivered, upon written or oral request of that person, a copy of any document incorporated by reference (other than exhibits to those documents unless the exhibits are specifically incorporated herein by reference into the documents that this prospectus incorporates). Requests should be directed to:

Redwood Trust, Inc.
One Belvedere Place, Suite 300
Mill Valley, California 94941
(415) 389-7373

LEGAL OPINIONS

     The validity of the common stock offered and certain legal matters will be passed upon by Venable LLP, Baltimore, Maryland. Certain tax matters will be passed on by Chapman and Cutler LLP, San Francisco, California.

EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

GLOSSARY

     “Beneficial Owners” are shareholders who beneficially own shares of our stock that are registered in a name other than their own (for example, in the name of a bank, broker, or other nominee).

     “Business day” means any day other than Saturday, Sunday, or legal holiday on which the New York Stock Exchange or another applicable securities exchange is closed or a day on which Redwood Trust, Inc. or the Plan Administrator is authorized or obligated by law to close.

     “Commission” means the Securities and Exchange Commission.

     “Common Stock” means Redwood Trust, Inc.’s common stock, $.01 par value.

     “Company” means Redwood Trust, Inc., a Maryland corporation.

     “Company Stock” or “Company’s Stock” means Redwood Trust, Inc.’s common stock and any other classes of equity securities outstanding from time to time, collectively.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Investment Date” means, with respect to common stock acquired pursuant to a dividend reinvestment, in the case of shares acquired directly from us, the dividend payment date authorized by our Board of Directors or, in the case of open market purchases, some day or days generally between the 21st day of the month and the next 10 business days thereafter, as market conditions permit; and with respect to common stock acquired pursuant to an Optional Cash Payment, in the case of shares acquired directly from us, on or about the 21st day of each month; or in the case of open market purchases, some day or days generally between the 21st and the next 10 business days thereafter, as market conditions permit. For Optional Cash Payments, we may designate other Investment Dates for any month, in our sole discretion.

     “Market Price” means, with respect to reinvested dividends and Optional Cash Payments for shares acquired directly from us, the average daily high and low sales prices, computed to four decimal places, of the common stock on the NYSE or another applicable securities exchange, as reported in the Wall Street Journal, during the Pricing Period (generally the 10 days on which the NYSE or another applicable securities exchange is open and for which trades in our common stock are reported immediately preceding the relevant Investment Date, or, if no trading occurs in the common stock on one or more of such days, for generally the 10 days immediately preceding the Investment Date for which trades are reported). With respect to reinvested dividends and Optional Cash Payments for shares to be acquired on the open market, Market Price means the weighted average of the actual prices paid, computed to four decimal places, for all of the common stock purchased by the Plan

\

Administrator with all participants’ reinvested dividends and Optional Cash Payments for the related month.

     “Maximum Price” means, with respect to Requests for Waivers and subsequent purchases of stock directly from us, the amount established by you above which you will not purchase our common stock at the Investment Date. That is, should the Market Price, less applicable discount, exceed the Maximum Price you established, no purchases will be made if the stock is purchased directly from us. Your ability to establish a Maximum Price does not apply to open market purchases.

     “Minimum Price” means 95% of the sum of the fair market value of our common stock on the Investment Date plus brokerage commissions, if any, paid on your behalf.

     “NYSE” means the New York Stock Exchange.

     “Optional Cash Discount” means the discount from the Market Price applicable to Optional Cash Payments. Such discount will vary between 0% and 3% of the Market Price (based on a variety of potential considerations and may vary from month to month.)

     “Optional Cash Payment Due Date” means 1 day before the relevant Pricing Period.

     “Participant” means a record owner of our common stock, the beneficial owner of our common stock whose bank, broker or other nominee participates on the beneficial owner’s behalf, or a new investor who wishes to participate in the Plan upon making an initial investment in our common stock.

     “Plan” means the Redwood Trust, Inc. Direct Stock Purchase and Dividend Reinvestment Plan.

     “Plan Administrator” means a plan administrator that administers the Plan, keeps records, sends statements of account to each Participant, and performs other duties related to the Plan. Computershare Investor Services LLC currently serves as plan administrator of the Plan.

     “Plan Shares” are all shares of common stock held in a participant’s account under the Plan, including shares purchased through the Stock Purchase program and all whole and fractional shares credited to a participant’s Plan account as the result of reinvestment of dividends on shares of our common stock enrolled in the Dividend Reinvestment program.

     “Pricing Period” is the period generally encompassing the 10 days during which our common stock is traded on the NYSE or other securities exchange preceding the relevant dividend reinvestment or Optional Cash Payment Investment Date.

     “Record Date” means, with respect to reinvestments of dividends, the date set by our Board of Directors for determination of the ownership of the common stock entitled to payment of such dividends.

     “Record Owner” refers to shareholders who own shares of our common stock in their own names.

     “Request for Waiver” means a written request from a Participant, that we waive the $10,000 Optional Cash Payment limitation and allow the Participant to make Optional Cash Payments in excess of $10,000.

     “Securities Act” means the Securities Act of 1933, as amended.

     “Threshold Price” means the minimum price, if any, established by us that the average high and low prices of the common stock must equal or exceed during each day of the Pricing Period for Optional Cash Payments made pursuant to Requests for Waivers.

SCHEDULE A

REDWOOD TRUST, INC.
CALENDAR FOR DIRECT STOCK PURCHASES AND DIVIDEND REINVESTMENT - 2005

PAYMENT DUE DATE & INVESTMENT DATE		OTHER IMPORTANT DATES
Threshold Price &
Direct Purchase	Direct Purchase	Optional Cash		Pricing Period
Cash Payment Due Date	Investment Date	Discount Date	Waiver Due Date	Commencement Date
January 5, 2005	January 21, 2005	December 29, 2004	January 3, 2005	January 6, 2005
February 4, 2005	February 22, 2005	January 28, 2005	February 2, 2005	February 7, 2005
March 4, 2005	March 21, 2005	February 25, 2005	March 2, 2005	March 7, 2005
April 6, 2005	April 21, 2005	March 30, 2005	April 4, 2005	April 7, 2005
May 6, 2005	May 23, 2005	April 29, 2005	May 4, 2005	May 9, 2005
June 6, 2005	June 21, 2005	May 27, 2005	June 2, 2005	June 7, 2005
July 6, 2005	July 21, 2005	June 28, 2005	July 1, 2005	July 7, 2005
August 5, 2005	August 22, 2005	July 29, 2005	August 3, 2005	August 8, 2005
September 6, 2005	September 21, 2005	August 29, 2005	September 1, 2005	September 7, 2005
October 6, 2005	October 21, 2005	September 29, 2005	October 4, 2005	October 7, 2005
November 4, 2005	November 21, 2005	October 28, 2005	November 2, 2005	November 7, 2005
December 6, 2005	December 21, 2005	November 29, 2005	December 2, 2005	December 7, 2005
January 6, 2006	January 23, 2006	December 30, 2005	January 4, 2006	January 9, 2006

Common Dividends Reinvested

Record Date	Investment Date
March 31, 2005	April 21, 2005
June 30, 2005	July 21, 2005
September 30, 2005	October 21, 2005
December 31, 2005	January 21, 2006

(1) The dates indicated are those expected to be applicable under the Plan with respect to future regular dividends, if and when authorized by the Board of Directors. Actual record and payment dates will be determined by the Board of Directors and are subject to change.

DEFINITIONS:

Direct Purchase Cash Payment Due Date: The date on which the funds you wish to invest for a particular period must be received by the Plan Administrator, Computershare Investor Services. You can wire the funds or send a check by mail (please note the funds must be at Computershare on the date specified on this schedule). Wire instructions can be obtained from Computershare Investor Services or Redwood Trust.

Direct Purchase Investment Date: The date on which your funds are invested for the particular period you are participating in.

Threshold Price & Optional Cash Discount Date: The Company determines the lowest price it will sell stock to participants; this is the “Threshold Price”. The date set forth on this schedule indicates the date on which the company will announce the Threshold Price and Discount (up to a 2% discount). This is also the date that Redwood determines whether or not it will grant waiver requests for a particular investment date.

Waiver Due Date: If you wish to purchase more than $10,000.00 of common stock in one investment period through the Redwood Trust Direct Stock Purchase Program, authorization by the Company is necessary. Waiver Request Forms must be completed by you and forwarded to the Investor Relations Department. The “Waiver Due Date” is the day that Waiver Requests must be received by Redwood Trust either by facsimile (415) 381-1773 or by mail. The Waiver Request form can be printed from this website, or alternatively, you may request to have the forms mailed, faxed or emailed to you by contacting Nicole Klock at (415) 380-2321 or nicole.klock@redwoodtrust.com.

Pricing Period Commencement Date: This is the date on which the pricing for a particular Investment Date begins. The pricing of the stock is determined by an average of the stock price over a ten-day trading period.

For Future Reference:

Threshold Price & Optional Cash Discount Set Date	Waiver Due Date	Optional Cash Payment Due Date	Pricing Period Commencement Date	Investment Date
5 business days prior to Optional Cash Payment Date	2 business days prior to Optional Cash Payment Date	1 business day prior to Pricing Period	10 trading days prior to Investment Date	The 21st (or first business day thereafter)

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information.

We are not offering the securities in any state where the offer is not permitted.

We do not claim that the information in this prospectus is accurate as of any date other than the date stated on the cover.

5,000,000 Shares

Redwood Trust, Inc.

Common Stock

(REDWOOD TRUST LOGO)
________________

PROSPECTUS

January 31, 2005

________________

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses to be incurred in connection with the issuance and distribution of the securities being registered are as set forth below. All such expenses, except for the SEC registration fees, are estimated:

SEC Registration	$33,509
Legal Fees and Expenses	28,000
Accounting Fees and Expenses	10,000
Printing Fees	22,000
Miscellaneous	6,491

Total	$100,000

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     The Maryland General Corporation Law, or MGCL, permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The charter of the registrant contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

     The charter of the registrant requires it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director or officer of the registrant and at the request of the registrant, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in any such capacity. The bylaws of the registrant establish certain procedures for indemnification and advance of expenses pursuant to applicable law and the registrant’s charter. The charter and bylaws also permit the registrant to indemnify and advance expenses to any person who served a predecessor of the registrant in any of the capacities described above and to any employee or agent of the registrant or a predecessor of the registrant.

     The MGCL requires a corporation (unless its charter provides otherwise, which the registrant’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

ITEM 16. EXHIBITS.

5.1  Opinion of Venable LLP as to legality (including consent of such firm)
8.1  Opinion of Chapman and Cutler LLP, as to certain tax matters (including consent of such firm)
23.1 Consent of Venable LLP (see Item 5.1 above)
23.2 Consent of Chapman and Cutler LLP (see Item 8.1 above)
23.3 Consent of PricewaterhouseCoopers LLP
24.1 Power of Attorney (set forth on signature page)

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) of this paragraph do not apply if the information required to be included in a post-effective amendment is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1993, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mill Valley and County of Marin, State of California, on January 31, 2005.

REDWOOD TRUST, INC.

By:	/s/ GEORGE E. BULL III
George E. Bull III
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

     We, the undersigned directors and officers of Redwood Trust, Inc., do hereby constitute and appoint George E. Bull III, Douglas B. Hansen and Harold F. Zagunis our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors, officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) hereof; and we do hereby ratify and confirm all that the said attorneys and agents shall do or cause to be done by virtue hereof.

SIGNATURE	POSITION	DATE

/s/ GEORGE E. BULL III	Chairman of the Board, Chief Executive	January 31, 2005
Officer and Director
George E. Bull III	(Principal Executive Officer)

/s/ DOUGLAS B. HANSEN	President and Director	January 31, 2005

Douglas B. Hansen

/s/ HAROLD F. ZAGUNIS	Chief Financial Officer, Vice President,	January 31, 2005
Controller and Secretary
Harold F. Zagunis	(Principal Financial Officer and
Principal Accounting Officer)

/s/ RICHARD D. BAUM	Director	January 31, 2005

Richard D. Baum

/s/ THOMAS C. BROWN	Director	January 31, 2005

Thomas C. Brown

/s/ MARIANN BYERWALTER	Director	January 31, 2005

Mariann Byerwalter

SIGNATURE	POSITION	DATE

/s/ GREG H. KUBICEK	Director	January 31, 2005

Greg H. Kubicek

/s/ CHARLES J. TOENISKOETTER	Director	January 31, 2005

Charles J. Toeniskoetter

/s/ DAVID L. TYLER	Director	January 31, 2005

David L. Tyler

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION OF DOCUMENT

5.1	Opinion of Venable LLP, as to legality (including consent of such firm)
8.1	Opinion of Chapman and Cutler LLP, as to certain tax matters (including consent of such firm)
23.1	Consent of Venable LLP (see Item 5.1 above)
23.2	Consent of Chapman and Cutler LLP (see Item 8.1 above)
23.3	Consent of PricewaterhouseCoopers LLP
24.1	Power of Attorney (set forth on signature page)